UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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GTSI CORP.

(Name of Registrant as Specified In Its Charter)

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GTSI Corp.
3901 Stonecroft Boulevard
Chantilly, Virginia 20151-1010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 3, 2007

The Annual Meeting of the Stockholders of GTSI Corp., a Delaware corporation (the “Company”), will be held at 10:00 a.m., local time, on Thursday, May 3, 2007, at the Company’s headquarters located at 3901 Stonecroft Boulevard in Chantilly, Virginia (the “Meeting”) to consider and act on the following matters:

1.	To elect two Class 1 directors to serve until our 2010 Annual Meeting of Stockholders and until their successors are elected and qualified.

2.	To approve amendments to the Company’s 1996 Stock Incentive Plan to increase by 1,000,000 the number of shares of Common Stock authorized for issuance thereunder and to authorize the award of stock appreciation rights.

3.	To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Holders of record of the Company’s common stock at the close of business on March 30, 2007 will be entitled to notice of, and vote at, the Meeting and at any adjournment(s) thereof.

All stockholders are cordially invited to attend the Meeting in person. Whether or not you expect to attend the Meeting in person, to ensure your representation at the Meeting, please mark, sign, date and return your proxy card as promptly as possible. If you received your proxy card from ADP, you may also vote your shares by telephone or via the Internet at www.ProxyVote.com. Please see the instructions appearing on your ADP proxy card. Any stockholder attending the Meeting may vote in person even if such stockholder has returned a proxy.

By Order of the Board of Directors

Charles E. De Leon
Secretary
Chantilly, Virginia
April 4, 2007

GTSI Corp.
3901 Stonecroft Boulevard
Chantilly, Virginia 20151-1010

PROXY STATEMENT
For the Annual Meeting of Stockholders
to be held May 3, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited by and on behalf of the Board of Directors of GTSI Corp., a Delaware corporation (“GTSI” or the “Company”), for use at the annual meeting of stockholders to be held on Thursday, May 3, 2007 at 10:00 a.m., local time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Meeting of Stockholders (the “Meeting”). The Meeting will be held at the Company’s principal executive offices located at 3901 Stonecroft Boulevard in Chantilly, Virginia 20151-1010. The Company’s telephone number is (703) 631-3333.

This Proxy Statement and the accompanying notice of the Meeting and form of proxy are first being sent or given to stockholders entitled to notice of, and to vote at, the Meeting on or about April 5, 2007. The Company’s annual report for the year ended December 31, 2006, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Proxy Statement, but it is not part of the proxy soliciting material.

Only stockholders of record at the close of business on March 30, 2007 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting. At the Record Date, 9,806,084 shares of the Company’s common stock, par value $0.005 per share (“Common Stock”), were issued and, excluding 237,045 shares held in treasury, 9,569,039 shares were outstanding. None of the Company’s 680,850 shares of authorized preferred stock is outstanding.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company’s Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

Voting and Solicitation

As to all matters to be voted upon at the Meeting, each stockholder is entitled to one vote for each share of Common Stock held. The presence in person or by proxy of a majority of the outstanding Common Stock entitled to vote constitutes a quorum for the conduct of business at the Meeting. With respect to Proposal 1, if a quorum is present at the Meeting, the two nominees for Class 1 directors receiving the highest number of affirmative votes of Common Stock present in person or by proxy and entitled to vote on the election of directors will be elected. In the election of directors, votes may be cast in favor or withheld with respect to any and all nominees; votes that are withheld may be excluded entirely from the vote and will have no effect on the outcome of the vote. With respect to Proposal 2, the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote is required for approval. An abstention from voting on Proposal 2 will not be treated as a “vote” for or against the matter, it will not have any impact on the vote. Abstentions are, however, included in the determination of the number of shares present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (proxies that indicate that brokers or nominees have not received instructions from the beneficial owner of shares) are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter.

If a stockholder returns a proxy and no instructions are given, the Common Stock represented thereby will be voted as recommended by the Company’s Board of Directors (the “Board”), including “FOR” the election of the two nominees for Class 1 directors, as listed below under “Election of Directors”, and the approval of the amendments to the 1996 Stock Incentive Plan, as discussed below under “Approval of Amendments to 1996 Stock Incentive Plan”.

The cost of this solicitation of proxies will be borne by the Company. Proxies will be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, email or fax. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners.

PROPOSAL 1
ELECTION OF DIRECTORS

Introduction

The Company currently has a classified Board currently consisting of three Class 1 directors, three Class 2 directors and three Class 3 directors. The current terms of Class 2 and Class 3 directors continue until the annual meeting of stockholders to be held in 2008 and 2009, respectively, and until their respective successors are elected and qualified. There are currently nine Board members. M. Dendy Young, current Class 1 director and Chairman of the Board, has decided not to stand for re-election, and the Board has decided not to fill this vacancy, but to set the number of directors at eight as of the Meeting. The Board will name a new Chairman following the Meeting.

At each annual stockholders meeting, directors are elected for a full term of three years to succeed those directors whose term expires at the annual meeting date, although to maintain classes of similar size, individuals may be elected for terms of two years (or one year).

At the Meeting, the holders of Common Stock as of the Record Date will elect two Class 1 directors for three-year terms. Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the Company’s two nominees named below for Class 1 directors, both of whom are currently directors of the Company. If either nominee of the Company is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for a nominee who will be designated by the current Board to fill the vacancy. It is not, however, expected that either nominee will be unable or will decline to serve as a director. There is no family relationship between any director, nominee for election as a director or executive officer of the Company and any other director, nominee for election as a director or executive officer of the Company. See section entitled “Certain Relationships and Related Transactions” below.

Class 1 Nominees for a Three-Year Term Expiring in 2010

The names of the nominees for Class 1 directors and certain information about them are set forth below:

Name	Age	Position with the Company
Class 1 – Daniel R. Young	73	Director
Class 1 – Joseph “Keith” Kellogg, Jr.	58	Director

Class 1 Directors — Term Expiring in 2007

Daniel R. Young, age 73, has served as a director since January 2001. From 1977 until October 2000, Mr. D. R. Young had been a senior executive officer of Federal Data Corporation, a provider of information technology products and services to government agencies, including serving since 1995 as President and Chief Executive Officer and since 1998 as Vice Chairman of the Board of Directors of Federal Data Corporation. Mr. D. R. Young is also a director of Halifax Corporation, an enterprise maintenance solutions company, and NCI Corp., a leading information technology, systems engineering and integration company.

Joseph “Keith” Kellogg, Jr., age 58, has served as a director since April 29, 2004 and previously was a member of the Board from October 29, 2003 until he resigned on December 8, 2003 to provide temporary service to the Federal Government. During this temporary service, General Kellogg served as Chief Operating Officer of the Coalition Provisional Authority in Baghdad, Iraq. General Kellogg was a member of the U.S. Army from 1971 to September 2003, when he retired as a Lieutenant General and a highly decorated war veteran. From September 2003 until January 2005, General Kellogg served as Senior Vice President for Homeland Security Solutions for Oracle Corp. Since January 2005, General Kellogg has been employed by CACI International Inc., as an Executive Vice President, Research and Technology Systems.

The Board recommends a vote FOR the election of the two nominees listed above.

CONTINUING DIRECTORS

Class 2 Directors — Term Expiring in 2008

Lee Johnson, age 79, has served as a director since March 1996. Since 1984, Mr. Johnson has been the President of Federal Airways Corporation, a provider of highly modified, special mission high altitude aircraft to civilian and defense agencies. From February 1986 to August 1994, Mr. Johnson served as Chairman of the Board of Directors of Falcon Microsystems, Inc., a government microcomputer reseller that was acquired by the Company in 1994.

James J. Leto, age 63, has served as a director since February 1996 and since February 2006 has served as Chief Executive Officer and President. From December 2002 to February 2006, Mr. Leto was the Chief Executive Officer of Robbins-Gioia, Inc., a program management consulting firm. From June 1996 through February 2001, he was the Chairman and Chief Executive Officer of Treev, Inc. (formerly known as Network Imaging Corporation), a developer and marketer of software used to manage client/server, object-oriented, and enterprise-wide information. From January 1992 until February 1996, he was the Chairman and Chief Executive Officer of PRC, Inc., a provider of scientific and technology-based systems, products and services to government and commercial clients around the world. Mr. Leto is also a director of Robbins-Gioia, Inc., a program management consulting firm.

Thomas L. Hewitt, age 68, has served as a director since May 2003, and previously served as a director from March 1996 until May 1998. Since January 2000, Mr. Hewitt has been the Chief Executive Officer of Global Governments, Inc., a strategic planning and marketing company. In 1984, Mr. Hewitt founded Federal Sources, Inc., a market research and consulting firm, where he served as Chief Executive Officer and Chairman of the Board until 1999. Mr. Hewitt is also a director of Halifax Corporation.

Class 3 Directors — Term Expiring in 2009

Steven Kelman, Ph.D., age 58, has served as a director since October 1997. Since September 1997, he has been the Weatherhead Professor of Public Management at Harvard University’s John F. Kennedy School of Government. From November 1993 to September 1997, Dr. Kelman served as Administrator of the Office of Federal Procurement Policy at the Office of Management and Budget. From 1986 to 1993, he was Professor of Public Policy at Harvard University’s John F. Kennedy School of Government.

Barry L. Reisig, age 61, has served as a director since May 2003. Since July 2006, Mr. Reisig has been a consultant. From May 1, 2002, until July 2006, Mr. Reisig was Vice President of Finance of System Planning Corporation, a developer of high technology systems, and President and Chief Executive Officer of its subsidiary, SPC International. From 1980 to 2002, Mr. Reisig was a partner of Arthur Andersen LLP, involved principally in tax matters. Mr. Reisig is also a director of Healthaxis, Inc., a provider of technology-enhanced, integrated business process solutions and services.

John M. Toups, age 81, has served as a director since October 1997. From January 1978 until his retirement in February 1987, Mr. Toups was President and Chief Executive Officer of PRC, Inc. Mr. Toups is also a director of NVR, Inc., a homebuilding and mortgage banking company, and Halifax Corporation.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

There are currently nine Board members, and following the Meeting the Board will be set at eight members. With the exception of Mr. Lee Johnson and Mr. Jim Leto (and Mr. M. D. Young, who has decided not to stand for re-election at the Meeting), all of our current directors are “independent” as defined by the applicable rule of The NASDAQ Stock Market, Inc. (“NASDAQ”). The independent directors regularly have the opportunity to meet without Mr. Johnson and Mr. Leto (and Mr. M. D. Young) in attendance, and, as discussed below, the Board has had since 2004 the position of lead independent director (“Lead Independent Director”). During 2006, there were four regular Board meetings and nine special meetings. During 2006 no director attended (in person or by telephone) less than 75% of the aggregate of (a) all Board meetings and (b) all meetings of Board committees of which he was a member. The Company does not have a specific policy regarding attendance of directors at the annual stockholder meeting. All directors, however, are encouraged to attend if available, and the Company tries to ensure that at least one independent director is present at the annual meeting and available to answer any stockholder questions. All the directors were present at last year’s annual stockholders meeting (the “2006 Annual Meeting”).

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The current charters of each of these committees, as well as the duties of the Lead Independent Director, are available on the Company’s Internet website, www.GTSI.com (located on the

Investor Relations web page). Also posted on such website is a description of the process for stockholders to send communications to the Board or to one or more particular Board members.

Audit Committee

The primary purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of its financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention, and oversight of the Company’s independent auditor.

Since the 2006 Annual Meeting, the Audit Committee has been composed of Messrs. Reisig (Chairman), Kellogg and Toups. All of the Audit Committee members during the past year, and all of the members who will be appointed for the current year, are independent in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ. Each current member is able to read and understand fundamental financial statements, including the Company’s balance sheet, statement of operations and statement of cash flow. The Board has determined that Mr. Reisig is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During 2006, the Audit Committee met ten times.

Compensation Committee

The primary purpose of the Compensation Committee is to review the salaries and bonuses to be paid to the Company’s Chief Executive Officer and the Company’s other principal executive officers (Chief Financial Officer and Executive Vice President, Sales), and make recommendations to the Board on such salaries and bonuses. The Compensation Committee reviews and approves the salaries and bonuses for the Company’s other officers. The committee also administers the Company’s stock option and stock incentive plans and meets either independently or in conjunction with the Company’s full Board to grant options and stock awards to eligible individuals in accordance with the respective plans. Since the 2006 Annual Meeting, the Compensation Committee has been composed of Messrs. D. R. Young (Chairman), Hewitt, and Kelman. Each of the committee members is independent in accordance with applicable NASDAQ rules. During 2006, the Compensation Committee met six times.

Nominating and Governance Committee

The primary purpose of the Nominating and Governance Committee (“Nominating Committee”) is to identify and recommend individuals to be presented to the stockholders for election or re-election as Board members. Since the 2006 Annual Meeting, the Nominating Committee has been composed of Messrs. Toups (Chairman), Reisig, and D. R. Young, all of whom are independent in accordance with applicable NASDAQ rules. In February 2006, upon his appointment as the Company’s Chief Executive Officer and President, Mr. Leto resigned from the Nominating and Governance Committee. In July 2006, the Board elected Mr. Reisig to replace Mr. Leto on the Committee. During 2006, the Nominating Committee met three times.

Lead Independent Director

Mr. Toups has been Lead Independent Director since the 2004 annual meeting of stockholders. In his role, the Lead Independent Director assists the Board Chairman and the other Board members in assuring effective corporate governance. The Lead Independent Director’s responsibilities also include assisting the Chairman in reviewing the functions of Board committees and recommending the creation or discontinuance of committees, considering questions of potential conflicts of interest, acting as a resource on corporate governance matters, and acting as the spokesperson for the Company if the Chairman is absent. The Lead Independent Director received a $10,000 fee for the year 2006.

Board Chairman

In February 2006, the Board acted to separate the duties of Board Chairman and the Company’s Chief Executive Officer. Mr. M. D. Young resigned as Chief Executive Officer but remained as Board Chairman; at the Meeting, Mr. Young will not stand for re-election as a director. The Board will appoint a new Board Chairman following the Meeting. As part of the separation of duties, the Board has provided an annual fee of $50,000 for any non-employee Board Chairman.

Transactions with Related Persons

We may occasionally participate in transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. On July 24, 2003, we adopted a written policy as part of our audit committee charter that provides for the review and if applicable, approves at each regularly scheduled meeting any related party transaction as required by Nasdaq. Under this policy, the Audit Committee is responsible for the review and approval of each related person transaction exceeding $120,000. The Audit Committee, or the Chairman, considers all relevant factors when determining whether to approve a related person transaction including, without limitation, whether the proposed transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties. Among other relevant factors, they consider the following:

–  the size of the transaction and the amount of consideration payable to the related person(s);

–  the nature of the interest of the applicable director, director nominee, executive officer, or 5% stockholder, in the transaction; and

–  whether we have developed an appropriate plan to monitor or otherwise manage the potential for a conflict of interest.

Based on all relevant facts and circumstances, taking into consideration our contractual obligations, the Audit Committee determines whether it is in our and our stockholders’ best interest to continue, modify or terminate the related person transaction. In 2006, other than as discussed on page 44, the Audit Committee did not identify any related person transaction.

DIRECTOR NOMINATIONS AND QUALIFICATIONS

The Nominating Committee will consider nominees for director recommended by stockholders with respect to elections to be held at an annual stockholders meeting. In accordance with the Company’s Bylaws, to nominate an individual for election to the Board at an annual stockholders meeting, a stockholder must deliver written notice of such nomination to the Company’s Secretary not fewer than 60 days nor more than 90 days prior to the date of the annual meeting (or if less than 60 days notice or prior public disclosure of the date of such annual meeting is given or made to the stockholders, not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made). The notice of a stockholder’s intention to nominate a director must include:

•	information regarding the stockholder making the nomination, including name, address and number of GTSI shares that are beneficially owned by the stockholder;

•	a representation that the stockholder is entitled to vote at the meeting at which directors will be elected, and that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy soliciting rules if the person had been nominated for election by the Board;

•	a description of any arrangements or understandings between the stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director if elected.

The Board Chairman, other directors and executive officers may also recommend director nominees to the Nominating Committee. The committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. These criteria include the candidate’s experience, skills and personal accomplishments, as well as other factors that are listed as an appendix to the Nominating Committee charter, which is posted on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). The committee has not in the past retained any third party to assist it in identifying nominees.

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. As described above, the Nominating Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating Committee at a meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating Committee. Such committee also will review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience, and capability on the Board.

PROPOSAL 2
APPROVAL OF AMENDMENTS TO
1996 STOCK INCENTIVE PLAN

At the Meeting, the stockholders will be requested to consider and approve amendments to the Company’s 1996 Stock Incentive Plan (the “Plan”) increasing by 1,000,000 the number of shares of

Common Stock authorized for issuance thereunder and authorizing the award of stock settled appreciation rights thereunder. If the Proposal is approved, the 1996 Stock Incentive Plan will be renamed the Amended and Restated 2007 Stock Incentive Plan. The Board unanimously recommends that the stockholders vote FOR approval of the amendments to the Plan.

The Board believes that stock options and stock incentives (together “Awards”) are invaluable tools for the recruitment, retention and motivation of qualified employees, including officers and non-employee directors who can contribute materially to the Company’s success. The Company has historically used stock options for these purposes, and in 2005 the stockholders approved the use of stock incentive awards, to include restricted stock, restricted stock units, and performance awards. The Plan will expire on April 21, 2015 (but such termination will not affect Awards already granted thereunder). The Plan had 245,171 shares of Common Stock available for future issuance pursuant to new Award grants as of March 7, 2007. The Board believes that it is important to have additional shares available to provide adequate flexibility to meet future needs.

Proposed Increase in Authorized Shares

In 1996, the Board adopted and the stockholders approved the Plan under which 600,000 shares of Common Stock were initially reserved for issuance pursuant to the exercise of stock options granted thereunder. In 1998, the Board adopted and stockholders approved an amendment to the Plan increasing by 1,000,000 shares the Common Stock authorized for issuance thereunder and an amendment to the Company’s certificate of incorporation increasing the authorized stock. In 2001, the Board adopted and the stockholders approved an amendment to the Plan increasing by 900,000 shares the Common Stock authorized for issuance thereunder. In 2003, the Board adopted and the stockholders approved an amendment to the Plan increasing by 1,000,000 shares the Common Stock authorized for issuance under the Plan. As a result, a total of 3,500,000 shares have been authorized for issuance under the Plan. As of March 7, 2007, options to purchase 1,840,875 shares of Common Stock were outstanding under the Plan, and 68,417 shares of Common Stock issued in the form of restricted stock were outstanding. As a result, 245,171 shares of Common Stock remain available for issuance under the Plan pursuant to future Awards. If the 1,840,875 option shares, 68,417 restricted shares and 245,171 shares available to issue under the Plan were issued in full, the option shares, restricted shares and shares available to issue would represent, as of March 7, 2007 approximately 22% of the Company’s outstanding Common Stock.

In February 2007, the Board amended the Plan, subject to stockholder approval, to increase by 1,000,000 the number of shares of Common Stock authorized for issuance thereunder pursuant to future grants. If stockholders approve such amendment to the Plan, a total of 4,500,000 shares will have been authorized for issuance under the Plan and 1,245,171 shares of Common Stock will be available for issuance under the Plan pursuant to future grants.

Proposed Authorization of Grant of Stock Settled Appreciation Rights

In accordance with the recommendation of Longnecker & Associates as discussed below in the Compensation Discussion and Analysis, the Board has approved a modification of the long-term incentive plan to authorize the grant of stock settled appreciation rights (“SSARs”) under the Plan.

SSARs are a right to receive upon exercise a number of shares of Common Stock based on the increase in the fair market value of the shares underlying the SSAR during a stated period specified by the Compensation Committee, not to exceed 7 years. The Committee has the discretionary authority to determine the size of a SSAR Award, subject to the limitation that the maximum number of shares with respect to which SSARs may be awarded during any fiscal year to any one participant shall not exceed

250,000 shares. The SSARs will vest in such installments as the Committee determines. The Committee also determines the performance or other conditions, if any, that must be satisfied before all or part of a SSAR may be exercised. Upon exercise of any portion of a SSAR, the Company will issue to the participant the number of whole shares of Common Stock determined by dividing (i) the total number of SSARs being exercised multiplied by the difference in fair market value of one share of Common Stock on the grant date of the SSAR and the fair market value on the exercise date by (ii) the fair market value on the exercise date of one share of Common Stock. SSARs may not be transferred other than by will or the laws of descent and distribution and are exercisable during the participant’s lifetime only by the participant (or his or her court appointed legal representative).

Similar to the other stock incentives authorized under the Plan, SSARs may be granted to employees and directors. The Committee determines which employees and directors will be granted SSARs based on criteria set forth in the Plan and such other factors as the Committee deems relevant. As of February 16, 2007, there were 718 employees and eight non-employee directors who were eligible to receive SSARs.

Unless otherwise determined by the Committee, participants holding SSARs shall not have any rights as a stockholder prior to the actual issuance of Common Stock.

The federal income tax consequences of the receipt and vesting of a SSAR are described below under “Federal Income Tax Treatment — SSAR Awards.”

Plan Summary

A summary of the principal provisions of the Plan is set forth below and is qualified in its entirety by reference to the Plan, as proposed to be amended. See Exhibit A for a copy of the proposed Amended and Restated 2007 Plan.

Purposes

The purposes of the Plan are to promote the interests of the Company and its stockholders by: (a) helping to attract and retain the services of non-employee directors and selected key employees of the Company who are in a position to make a material contribution to the successful operation of the Company’s business; (b) motivating such persons, by means of performance-related incentives, to achieve the Company’s business goals; and (c) enabling such persons to participate in the long-term growth and financial success of the Company by providing them with an opportunity to purchase or acquire stock of the Company, or participate in other incentive goals tied to GTSI stock or performance.

Stock Incentive Awards

Eligibility  Awards of stock incentives are granted under the Plan to employees and directors. The Committee determines which employees and directors will be granted Awards based on criteria set forth in the Plan and such other factors as the Committee deems relevant. As approved by the stockholders in 2005, the Plan no longer provides for automatic grants of non-statutory stock options to non-employee directors, but non-employee directors, the Lead Independent Director and the Chairman may be granted stock incentive awards as determined by the Board. As of February 16, 2007, 718 employees and eight non-employee directors were eligible to receive awards of stock incentives.

Terms  The Plan authorizes the Committee to make Awards of restricted stock, restricted stock units and performance awards (“Stock Incentive Awards”), any or all of which may be made contingent upon the achievement of performance criteria. Subject to Plan limits, the Committee has the discretionary authority to determine the size of a Stock Incentive Award. The addition of performance-based requirements is considered in view of the Company’s total compensation program and the significant level of pay-for-performance requirements already incorporated into its compensation practices.

If the Plan amendments are approved by the stockholders, the granting of new Stock Incentive Awards following the Meeting will be subject to the following additional limitations: (a) the maximum number of Stock Incentive Awards which may be awarded under the Plan during any calendar year to any one participant shall not exceed 250,000 shares; (b) the maximum term of Stock Incentive Awards shall not exceed 7 years; and (c) the maximum number of shares which may be subject to Stock Incentive Awards awarded under the Plan during any calendar year to all employees shall not exceed 500,000 shares.

Restricted Stock and Restricted Stock Unit Awards  Under the Plan, the Committee may award participants Common Stock subject to certain restrictions (“restricted stock”) or the right to receive in the future, subject to certain restrictions, shares of Common Stock (or cash equal to the fair market value of those shares) (“restricted stock units”). Such restrictions may include the continued service of the participant with the Company or a related company, the attainment of specified performance goals or any other conditions deemed appropriate by the Committee. Any grant may provide for the acceleration of vesting or payment of restricted stock or restricted stock units in the event of termination of employment or a change in control of the Company or any other similar transaction or event. If a participant’s rights in restricted stock or restricted stock units are forfeitable and nontransferable for a period of time, the maximum period over which the rights may become nonforfeitable and transferable shall not exceed the term of the grant, which is typically 7 years, but in any case currently may not exceed 10 years from the date of the grant.

Certificated restricted stock will be held in the custody of the Company and/or bear a legend until the applicable restrictions lapse. A participant cannot sell, transfer, pledge, exchange, hypothecate or otherwise dispose of restricted stock until the applicable restrictions are satisfied.

During the period of restriction, unless the Committee otherwise determines, a participant may exercise full voting rights with respect to the restricted stock held by him or her. However, participants holding restricted stock units will have no such voting rights as a stockholder prior to the actual issuance of Common Stock. Unless the Committee otherwise determines, participants holding either restricted stock or restricted stock units will be entitled to receive all dividends (or dividend equivalents) and other distributions paid with respect to the shares underlying the Stock Incentive Awards; provided that such dividends (or dividend equivalents) will not be paid as declared, but rather will be credited to an account established for the participant and invested in additional restricted stock or restricted stock units on the distribution date of the applicable dividend. Any additional shares or units credited in respect of dividends (or dividend equivalents) will become vested and nonforfeitable, if at all, on the same terms and conditions as are applicable to the restricted stock or restricted stock units with respect to which such dividends (or dividend equivalents) were paid.

The Award Agreement for any restricted stock units will specify whether the restricted stock units that become earned and payable will be settled in Common Stock (with one share of Common Stock to be delivered for each earned and payable restricted stock unit), in cash (equal to the aggregate fair market value of the Common Stock covered by the restricted stock units that are earned and payable), or in a combination of shares and cash. Common Stock used to pay earned restricted stock units may have additional restrictions as determined by the Committee. Unless an individual Award Agreement provides otherwise, if a participant’s employment is terminated for cause, his or her restricted stock and restricted stock units will terminate and can no longer become vested or payable as of the participant’s termination date.

Performance Awards  Subject to the limitations of the Plan, the Committee may grant performance awards to participants, in such numbers, upon such terms and conditions and at such times as the Committee may determine. Performance awards may be denominated in cash (e.g. units valued at $100) or Common Stock. Performance awards may be settled in cash or Common Stock, at the Committee’s discretion, as set forth in the applicable Award Agreement. Each grant shall specify the number of shares of Common Stock or units to which it pertains; however, no Common Stock will be issued at the time a performance award of Common Stock is made.

Each grant shall specify the performance conditions and required period or periods (if any) of continuous service by the participant with the Company or any related company to earn the performance awards. The Committee may provide that if performance relative to the performance goals exceeds targeted levels, then the number of performance awards earned by the participant will be a multiple, not in excess of 200%, of those that would be earned for target performance. Any grant may provide for the settlement of performance awards in the event of a termination of employment or a change in control of the Company or any other similar transaction or event. The Committee, on the date of grant, shall determine the maximum period over which performance awards may be earned, which typically has been a 7 year period, but in any case currently may not exceed 10 years.

Unless otherwise determined by the Committee, participants holding performance awards shall not have any rights as a stockholder prior to the actual issuance of Common Stock, if applicable.

Unless an individual Award Agreement provides otherwise, if a participant’s employment is terminated for cause (as defined in the Plan), his or her performance awards will terminate and no longer be payable or settled as of the participant’s termination date.

Transferability  Stock Incentive Awards granted under the Plan may not be sold, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution or, if permitted of options granted under Exchange Act Rule 16b-3, transfers between spouses incident to a divorce.

Stock Option Awards

Eligibility  The Plan provides that non-statutory stock options may be granted to employees (including officers, and directors who are also employees) and non-employee directors of the Company and that incentive stock options may be granted only to employees (including officers, and directors who are also employees) of the Company. The Committee selects the optionees (other than non-employee directors) and determines the type of option (i.e., incentive or non-statutory) and the number of shares to be subject to each option. In making such determination, the Committee takes into account the employee’s duties and responsibilities, the value of the employee’s services and current and potential contribution to the Company’s success, and other relevant factors. As approved by the stockholders in 2005, the Plan no longer provides for automatic grants of non-statutory stock options to non-employee directors, but non-employee directors, the Lead Independent Director and the Chairman may be granted non-statutory options as determined by the Board. As of February 16, 2007, 718 employees and eight non-employee directors were eligible to receive options.

Terms  Options granted under the Plan are either non-statutory stock options or, except in the case of non-

employee directors, incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986 as amended (the “Code”)). Each option will be evidenced by a written stock option agreement between the Company and the person to whom such option is granted and is subject to the following additional terms and conditions:

Exercise of Options  Any option granted to an employee shall be exercisable at such times and under such conditions as may be determined by the Committee, which may include continued employment and/or performance requirements. Options granted to a non-employee director shall vest and become exercisable, cumulatively, in 12 equal monthly installments commencing on the last business day of the month of grant; provided that if an optionee ceases to serve as a non-employee director during any month, the option shall cease to vest and become exercisable with respect to any subsequent month(s). If an optionee ceases to serve as a non-employee director for any reason, the Plan provides that he or she may exercise his or her options, to the extent that he or she was entitled to do so at the date of such cessation, at any time before the earlier of (a) the fifth anniversary of such cessation date and (b) the date on which the respective options would have expired if the optionee had not ceased to serve as a non-employee director.

An option is exercised by giving written notice of exercise to the Company that specifies the number of shares of Common Stock to which the option is being exercised, and tendering payment to the Company of the purchase price. The form of payment for shares to be issued upon the exercise of an option may (x) in the case of employees consist entirely or in any combination of cash, check, a commitment to pay by a broker or shares held by the optionee or issuable upon exercise of the option, or such other consideration and method of payment permitted under any laws to which the Company is subject, or (y) in the case of non-employee directors consist of (a) cash or check or (b) subject to approval by the Committee, cash, check, broker’s commitment to pay, or Common Stock held by the Optionee for at least six months, or some combination thereof.

Exercise Price  The exercise price per share for the shares to be issued pursuant to the exercise of an option shall be such price as is determined by the Committee; provided, however, that: (i) with respect to both non-statutory stock options and incentive stock options such price shall in no event be less than 100% of the fair market value per share on the date of grant, except that the Committee may specifically provide that the exercise price of an option may be higher or lower in the case of an option granted to employees of a company acquired by the Company in assumption and substitution of options held by such employees at the time such company is acquired; and (ii) the Committee does not have the authority to adjust or amend the exercise price of any options previously awarded to any optionee, whether through amendment, cancellation, replacement grant or other means. In the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) stock possessing more than 10% of the combined voting power of all classes of stock of the Company, the exercise price per share shall be no less than 110% of the fair market value per share on the date of grant. The Common Stock fair market value per share on the date of an option grant will be equal to the closing price of the Common Stock on the date of the option grant. On March 21, 2007, the closing price of the Common Stock on the NASDAQ was $10.73 per share.

Limits on Stock Option Grants  [To the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year under all incentive stock option plans of the Company exceeds $100,000], the options in excess of such limit shall be treated as non-statutory stock options. If the Plan amendments are approved by the stockholders, the granting of new Options following the Meeting will be subject to the following additional limitations: (a) the maximum number of shares which may be subject to options awarded under the Plan during any calendar year to any one optionee shall not exceed 100,000 shares; (b) the maximum term for options awarded under the Plan shall not exceed 7 years; and (c) the maximum number of shares which may be subject to options awarded under the Plan during any calendar year to all employees shall not exceed 500,000 shares.]

Termination of Employment  If the optionee’s employment with the Company is terminated for any reason other than death or total and permanent disability, the option may be exercised within one month or within three months in the case of an incentive stock option (or in certain cases six months), or within six months in the case of a non-statutory stock option, in each case as is determined by the Committee, after such termination as to all or part of the shares as to which the optionee was entitled to exercise at the time of termination.

Death or Disability  If an optionee should die or become permanently and totally disabled while employed by the Company, the options granted to him or her may be exercised at any time within six months (or such period of time not exceeding one year as is determined by the Committee) after such death or disability, but only to the extent the optionee was entitled to exercise the options at the date of his or her termination of employment due to such death or disability.

Term and Expiration of Options  Options may not have a term greater than 10 years from the grant date, and are typically awarded with a 7 year term. No option may be exercised after its expiration.

Other Provisions The option agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee.

Transferability Options granted under the Plan may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution or, if permitted of options granted under Exchange Act Rule 16b-3, transfers between spouses incident to a divorce.

General Provisions of the Plan

Administration  The Plan is currently administered by the Compensation Committee. The interpretation and construction of any provision of the Plan is within the sole discretion of the Committee, whose determination is final and binding. The Committee, however, does not have the authority to adjust or amend the exercise price of any options previously awarded to any optionee, whether through amendment, cancellation, replacement grant or other means.

Adjustment Upon Changes in Capitalization  Subject to any required action by the Company’s stockholders, if a change, such as a stock split or stock dividend, is made in the Company’s capitalization which affects the stock for which options are exercisable under the Plan or with respect to which Awards are granted, appropriate adjustment will be made in the exercise price of and the number of shares covered by outstanding options or Awards, and in the number of shares available for issuance under the Plan. In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, as a result of which the Company is not the surviving and controlling corporation, the Board will make provision for the assumption of all outstanding options and Awards by the successor corporation or the Board will declare that any option and Award will terminate as of a date fixed by the Board which is at least 30 days after notice thereof is given to optionees and participants, and permit (i) each optionee to exercise his or her option as to all or a portion of the shares covered by such option, including shares as to which the option would not otherwise be exercisable and (ii) each participant to receive his or her award free of any restrictions under the Plan.

Amendment and Termination of the Plan  The Committee may amend or terminate the Plan from time to time in such respects as the Committee may deem advisable and shall make any amendments which may be required so that options intended to be incentive stock options shall continue to be incentive stock options for the purpose of Code Section 422; provided, however, that without approval of the holders of a majority of the Common Stock, no such revision or amendment shall be made that affects the ability of options thereafter granted to satisfy Exchange Act Rule 16b-3. Except as otherwise provided in the Plan, any amendment or termination of the Plan shall not affect Awards already granted, and the Plan shall not adversely affect the terms of any Award granted prior to the date the Plan was approved by stockholders, unless mutually agreed by the Company and an optionee or participant. The Plan will continue in effect until April 21, 2015 unless sooner terminated by the Committee or, subject to the approval of the Board and stockholders, extended.

Federal Income Tax Treatment

The federal income tax consequences of Awards are complex and subject to change. The following is a brief summary of the general federal income tax rules currently applicable to Awards and does not cover all specific transactions that may arise. A taxpayer’s particular situation may be such that the general federal income tax rules described herein may not apply. This summary does not cover the state, local or foreign tax consequences of the grant or exercise of Awards under the Plan or the disposition of Common Stock acquired upon vesting or exercise of such Awards or federal estate tax or state estate, inheritance or death taxes.

SSAR Awards  A participant will not recognize any taxable income at the time he or she is granted a SSAR. However, upon its exercise, the participant will recognize ordinary income for federal income tax purposes measured by the then fair market value of the shares received. The income realized by a participant who is a current or former employee will constitute wages and will be subject to income and employment tax withholding by the Company. Upon a sale of any shares acquired pursuant to the exercise of a SSAR, the difference between the sale price and the participant’s tax basis in the shares will be treated as short-term or long-term capital gain or loss, as the case may be. The participant’s tax basis for determination of gain or loss upon any subsequent disposition of shares acquired upon the exercise of a SSAR typically will be an amount equal to the ordinary income recognized as a result of the exercise of such SSAR.

In general, there will be no federal income tax consequences to the Company upon the grant or termination of a SSAR or a sale or disposition of the shares acquired upon the exercise of a SSAR. However, upon the exercise of a SSAR, the Company will be entitled to a deduction to the extent and in the year that ordinary income from the exercise of the SSAR is recognized by the participant, provided the Company has satisfied its withholding obligations under the Code.

Restricted Stock Awards  A participant will recognize ordinary income on account of a restricted stock award on the first day that the shares covered thereby are either transferable or not subject to a substantial risk of forfeiture. The ordinary income a participant who is an employee recognizes will constitute wages for withholding and employment taxes, and the Company or its related company will be required to withhold or obtain payment from the participant as each Award Agreement permits for the amount of required withholding and employment taxes. The ordinary income that will be recognized will equal the fair market value of the Common Stock on such date. However, even if the shares under a restricted stock award are both nontransferable and subject to a substantial risk of forfeiture, a participant may make a special “83(b) election” to recognize income, and have his or her tax consequences determined, as of the date the restricted stock award is made. The participant’s tax basis in the shares received on account of a restricted stock award will be the amount of any income recognized. Any gain (or loss) that a participant realizes upon the sale of Common Stock acquired pursuant to a restricted stock award will be equal to the amount by which the amount realized on the disposition exceeds (or is less than) the participant’s tax basis in the shares and will be treated as long-term (if the shares were held for more than one year) or short-term capital gain or loss, if the participant held the shares for less than or equal to one year.

The Company may claim a federal income tax deduction equal to the amount of ordinary income recognized by a participant on account of the restricted stock award.

Restricted Stock Units and Performance Awards  A participant should not recognize any taxable income at the time restricted stock units and performance awards are granted. When the terms and conditions to which restricted stock units and performance awards are subject have been satisfied and the restricted stock unit or performance award is paid, the participant will recognize as ordinary income the amount of cash and/or the fair market value of the Common Stock he or she receives. The ordinary income a participant who is an employee recognizes will constitute wages for withholding and employment taxes, and the Company will be required to withhold or obtain payment from the participant as each Award Agreement permits for the amount of required withholding and employment taxes. The Company will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

The participant’s holding period in any Common Stock received pursuant to the payment of a restricted stock unit or performance award will begin on the date the Common Stock is received. The participant’s tax basis in the Common Stock will equal the amount he or she includes in ordinary income on receipt with respect to such shares of Common Stock. Any gain or loss that a participant realizes on a subsequent disposition of the Common Stock will be treated as long-term or short-term capital gain or loss, depending on the participant’s holding period for the Common Stock. The amount of the gain (or loss) will equal the amount by which the amount realized on the disposition exceeds (or is less than) the participant’s tax basis in the Common Stock.

Incentive Stock Options  If an option granted under the Plan is treated as an incentive stock option, the optionee will not recognize any income for regular income tax purposes upon either the grant or the exercise of the option and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability in the year of exercise.

If an optionee exercises an incentive stock option and does not dispose of the shares received within two years of the date of the grant of such option or within one year after transfer of the shares to him, whichever ends later, any gain realized upon disposition will be characterized as long-term capital gain, and any loss will be treated as long-term capital loss. In either such case, the Company will not be entitled to a federal income tax deduction.

If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (a) the fair market value of the shares on the date of exercise minus the purchase price or (b) the amount realized on the disposition minus the purchase price, will be taxed as ordinary income in the taxable year in which the disposition occurs. Any such ordinary income will increase the optionee’s tax basis for purposes of determining gain or loss on the sale or exchange of such shares. The excess, if any, of the amount realized over the fair market value of the shares at the time of the exercise of the option will be treated as short-term or long-term capital gain, as the case may be, and any loss realized upon the disposition will be treated as a capital loss. An optionee will be generally considered to have disposed of shares if he sells, exchanges, makes a gift of or transfers legal title to such shares (except by pledge in certain non-taxable exchanges, a transfer in insolvency proceedings or upon death). If the amount realized from a sale or exchange of the shares is less than the purchase price, the optionee generally will not recognize income.

The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability in the year of exercise because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price is an adjustment in determining an optionee’s alternative minimum taxable income for such year. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he exercises an incentive stock option. An optionee who makes a disqualifying disposition of stock acquired upon exercise of an incentive stock option must still treat such excess as an adjustment in determining alternative minimum taxable income. In the case of a disqualifying disposition which occurs after the year of exercise, an individual would be required to recognize alternative minimum taxable income in the year of exercise and ordinary income in the year of such disqualifying disposition in an amount determined under the rules described above. In addition, an optionee’s alternative minimum tax liability is affected by the availability of special credit, a basis adjustment and other complex rules.

In general, there will be no federal income tax consequences to the Company upon the grant, exercise or termination of an incentive stock option. However, if an optionee sells or disposes of stock received upon the exercise of an incentive stock option prior to satisfying the two-year and one-year holding periods described above, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares.

Non-statutory Stock Options  Non-statutory stock options granted under the Plan do not qualify as “incentive stock options” and, accordingly, do not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he is granted a non-statutory option. However, upon its exercise, the optionee will recognize ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the shares over the option price. The income realized by an optionee who is a current or former employee will be subject to income tax withholding by the Company.

Upon a sale of any shares acquired pursuant to the exercise of a non-statutory stock option, the difference between the sale price and the optionee’s tax basis in the shares will be treated as short-term or long-term capital gain or loss, as the case may be. The optionee’s tax basis for determination of gain or loss upon any subsequent disposition of shares acquired upon the exercise of a non-statutory stock option typically will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option.

In general, there will be no federal income tax consequences to the Company upon the grant or termination of a non-statutory stock option or a sale or disposition of the shares acquired upon the exercise of a non-statutory stock option. However, upon the exercise of a non-statutory stock option, the Company will be entitled to a deduction to the extent and in the year that ordinary income from the exercise of the option is recognized by the optionee, provided the Company has satisfied its withholding obligations under the Code.

Limitation on Deductions  Section 162(m) of the Code generally limits the allowable deduction for compensation paid to an officer of a publicly held corporation who is the chief executive officer or one of the four most highly compensated officers (other than the chief executive officer) to $1 million for each taxable year. Certain types of compensation are exempted from the deduction limit imposed by Section 162(m), including payments contingent on the attainment of one or more performance goals if the performance goals are established by a compensation committee of the board of directors that is composed solely of two or more outside directors and the material terms of the compensation and performance goals are disclosed to and approved by the stockholders of the corporation before payment. The Committee may condition Awards on the satisfaction of performance objectives in order to permit the Awards to qualify as fully deductible performance-based compensation.

Any Stock Incentive Award intended to qualify as “performance-based compensation” under Code Section 162(m) either will be conditioned on or granted based upon the achievement of one or more of the following performance measures, which shall be set by the Committee no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Code Section 162(m) of the Code): (a) total stockholder return, (b) stock price, (c) operating earnings, (d) net earnings, (e) return on equity or capital, (f) income, (g) level of expenses or (h) growth in revenue. Performance goals may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries. The targeted level or levels of performance (which may include minimum, maximum and target levels of performance) with respect to such performance measures may be established at such levels and in such terms as the Committee may determine, in its discretion.

Generally, stock options and stock settled appreciation rights will be considered performance-based if (a) the grant of the award is made by a committee consisting solely of two or more outside directors; (b) the plan under which such awards are granted contains a limit on the maximum number of shares with respect to which awards may be granted to any participant in any specified time period and (c) under the terms of the award the amount of compensation an employee can receive is based solely on an increase in the value of the underlying stock after the date of the grant.

Based upon the terms of the Plan and the stockholders’ approval of the Plan, the Company’s entitlement to tax deductions in connection with Awards to the Chief Executive Officer and the four most highly compensated officers of the Company under the Plan is not expected to be limited by Section 162(m).

Deferred Compensation Legislation  On October 22, 2004, the American Jobs Creation Act was enacted. Provisions of this legislation introduced new rules related to the taxation of “deferred compensation.” Application of these rules remains unclear and future guidance is expected from the Treasury Department. Some Awards may be treated as deferred compensation subject to the new legislation. As it stands, the legislation presents new tax burdens, interest charges and penalties, and Stock Incentive Awards that are subject to the new legislation will be subject to new requirements and restrictions to avoid adverse tax consequences. If Awards do not satisfy the new requirements, then participants would generally be subject to tax upon the vesting or earning of an Award and would be subject to an additional 20 percent excise tax and interest. The above tax discussion assumes that, to the extent the new legislation applies, all Awards will comply with its provisions so as to avoid these adverse tax consequences.

New Plan Benefits

The following table sets forth information regarding Awards of SSARs and shares of restricted stock made pursuant to the proposed amendment to the plan, subject to stockholder approval. On February 2, 2007, the Compensation Committee and the Board of Directors approved amendments to the Long-Term

Incentive Plan authorizing, in addition to cash awards, the issuance of stock option awards and SSARs. Subject to stockholder approval of the amendments to the Plan, under the Long-Term Incentive Plan amendment approved on February 2, 2007, each executive will receive in 2007 a long-term incentive grant composed 50% of restricted stock and 50% of SSARs. All SSARs were granted at a price of $9.60 per share, the closing market price per share on February 2, 2007, the date of grant.

NAMES AND POSITIONS	NUMBER OF SSARs[1] *	NUMBER OF RESTRICTED SHARES
James Leto, President & CEO	207,588	78,692
Joseph Ragan, SVP & CFO	67,466	25,575
Scott Friedlander, EVP, Sales	82,516	31,280
William Weber	51,897	19,673
Robert Mitchell	43,594	16,525
All current executive officers as a group (5 persons)	453,061	171,745
All current non-employee directors as a group (8 persons)	0	0
All employees, including current officers who are not executive officers, as a group (17 persons)	475,325	180,187

1  Represents the right to receive the appreciation in value during the award period of the number of shares shown, to be settled in shares at fair market value at the time of exercise of the award.

The Board recommends a vote FOR the proposal to approve the amendment to the Plan, and your proxy will be so voted unless you specify otherwise.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders, which are intended to be presented by such stockholders at the annual meeting of stockholders to be held in 2008, including the nomination of persons to serve on the Board, must be received by the Company’s Secretary not later than December 17, 2007, for inclusion in the proxy statement for that annual meeting. Stockholders who wish to present a proposal at the annual meeting of stockholders to be held in 2008, which has not been included in the Company’s proxy materials, must submit such proposal in writing to the Company in care of the Company’s Secretary. Any such proposal received by the Company’s Secretary after February 9, 2008, shall be considered untimely under the provisions of the Company’s bylaws governing nominations and the proposal of other business to be considered by the Company’s stockholders at that annual meeting. As discussed above, the Company’s bylaws contain further requirements relating to timing and content of the notice which stockholders must provide to the Company’s Secretary for any nomination or other business to be properly presented at an annual meeting of stockholders. It is recommended that stockholders submitting proposals direct them to the Company’s Secretary by certified mail, return receipt requested, to ensure timely delivery. No stockholder proposals were received with respect to the Meeting.

CODE OF ETHICS

The Company has adopted a Code of Ethics that applies to all of its directors, officers (including principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The Code of Ethics is posted on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). The Company intends to satisfy the disclosure requirements under Item 5.05 of SEC Form 8-K regarding any amendment to or waiver of the Code of Ethics with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, by posting such information on the Company’s Internet website.

COMPENSATION OF DIRECTORS

Each non-employee director of the Company is compensated by the payment of an annual retainer of $25,000 (without proration thereof in the event of a partial quarter of service). The Chairs of the Compensation and Audit Committees receive a $3,500 annual retainer, and each member of the Compensation and Audit Committees receives $1,500 per meeting attended in person or via telephone. In addition, each Board member receives $1,500 for each Board meeting attended in person and $750 for each Board meeting attended via telephone. Each non-employee director also receives compensation in the form of a long term incentive award, which may be stock options or restricted stock. In 2006, the non-employee directors received awards of restricted stock. Under the 1996 Stock Incentive Plan, each eligible non-employee director is granted such restricted stock, restricted stock units, or other forms of long-term compensation available under the Plan, as the Board shall determine based on Compensation Committee recommendations using information provided by an independent executive compensation consultant. Grants of restricted stock or restricted stock units are based on the closing price of Common Stock on NASDAQ on the date of grant. Non-employee directors of the Company are not eligible to participate in the Company’s other stock option plans or the Company’s Employee Stock Purchase Plan. The Lead Independent Director receives an annual retainer of $10,000. Any non-employee Board Chairman receives an annual fee of $50,000.

Except as discussed above, directors of the Company do not receive any other compensation for their service on the Board or any committee thereof, but are reimbursed for their reasonable out-of-pocket expenses incurred in association with the performance of their duties. See section entitled “Certain Relationships and Related Transactions” below.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (1) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (j)
Thomas L. Hewitt	45,250		12,232	0	0	0	0		57,482
Lee Johnson	40,000		12,232	0	0	0	239,542	(2)	291,774
Joseph “Keith” Kellogg, Jr.	46,750		12,232	0	0	0	0		58,982
Steven Kelman, Ph.D.	48,250		12,232	0	0	0	0		60,482
James J. Leto	9,250	(3)	0	0	0	0	0		9,250
Barry L. Reisig	57,000		12,232	0	0	0	0		69,232
John M. Toups	63,500		12,232	0	0	0	0		75,732
Daniel R. Young	50,250		12,232	0	0	0	0		62,482
M. Dendy Young	66,750		12,232	0	0	0	0		78,982

(1)	Amount equals the expense recognized by Company under FAS 123(R)

(2)	Does not include reimbursement of expenses in the amount of $5,586.

(3)	Amount paid to Mr. Leto prior to his appointment as an employee of the Company as President and CEO. Mr. Leto’s compensation as President and CEO is shown in the Summary Compensation Table.

As of December 31, 2006, each director had the following amounts of options and restricted stock: Thomas L. Hewitt: 20,000 options and 3,333 shares of restricted stock; Lee Johnson: 111,000 options and 3,333 shares of restricted stock; Joseph “Keith” Kellogg: 12,500 options and 3,333 shares of restricted stock; Steven Kelman: 100,000 options and 3,333 shares of restricted stock; James J. Leto: 505,000 options; Barry L. Reisig: 20,000 options and 3,333 shares of restricted stock; John M. Toups: 102,000 options and 3,333 shares of restricted stock; Daniel R. Young: 50,000 options and 3,333 shares of restricted stock; and M. Dendy Young: 0 options and 3,333 shares of restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

Compensation Philosophy and Objectives

The Company’s compensation program for executive officers is designed to attract, motivate, and retain qualified executive officers and is generally administered by the Compensation Committee. The Company’s program is based on compensation policies and plans which seek to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the executive officers of the Company with those of its stockholders. Accordingly, the Compensation Committee, which is composed entirely of independent non-employee directors, structures such policies and plans to pay competitive levels of compensation for competitive levels of performance, and to provide for superior compensation opportunities for superior levels of performance.

The Company actively collects and analyzes compensation information, including compensation surveys from consulting firms such as Longnecker & Associates, Watson Wyatt and Aon Consulting. This information, and other market and competitive information collected by the Company’s Human Resources department, is used as the basis for comparing the compensation of the Company’s executive officers to amounts paid to executive officers with comparable qualifications, experience and responsibilities at other companies engaged in the same or similar industry as the Company.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee, with input from the Chief Executive Officer in most circumstances, makes all compensation and equity award decisions for the executive officers, other than the Chief Executive Officer, the Chief Financial Officer and the Senior Vice President of Sales (Todd Leto). The Compensation Committee determines its own recommendation of compensation and equity awards with regard to Mr. Todd Leto. In the case of the Chief Executive Officer and the Chief Financial Officer, the Committee reviews the competitive analysis and recommendations and then forwards those recommendations to the full Board for its subsequent review and approval.

The Chief Executive Officer and Vice President of Human Resources annually review the performance of each of the executive officers (other than the Chief Executive Officer, whose performance is reviewed by the Committee and the Board, the Vice President of Human Resources, whose performance is reviewed by the Chief Executive Officer and the Senior Vice President of Sales, Todd Leto, whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can and does exercise its discretion in modifying any recommended adjustments or awards to executive officers.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, the Committee has engaged Longnecker & Associates, an outside executive compensation consulting firm, to conduct an annual review of its total compensation program for the Chief Executive Officer, the Chief Financial Officer and other named executives. Longnecker & Associates provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer, the Chief Financial Officer and other named executives. Longnecker & Associates provides no other services to the Company.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded technology companies (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes GTSI competes for talent and for stockholder investment. The companies comprising the Compensation Peer Group are:

PC Connection, Incorporated	PC Mall Incorporated	CIBER Incorporated
Pomeroy IT Solutions	ePlus, Incorporated	SI International Inc.
Scansource Incorporated	En Pointe Technologies

The Company competes with many larger companies for top executive-level talent. As such, the Committee generally sets compensation for executive officers at the 50th percentile of base compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group as well as many other larger companies and 75th percentile of total target compensation. Variations to this objective may occur as dictated by the experience level of the individual and market factors. These objectives recognize the Committee’s expectation that, over the long term, GTSI will continue to generate stockholder returns in excess of the average of its peer group.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. For long-term compensation, targets are set in a similar fashion as described above; according to the position in the marketplace and within the organization. The Committee reviews information provided by Longnecker & Associates to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals. Historically, and in fiscal 2006, the Committee has granted a majority of total compensation to GTSI executive officers in the form of cash incentive compensation.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers includes three components, each of which is intended to serve the overall compensation approach described above: base salary, an annual short term incentive and a long term incentive (a choice between stock options or restricted stock as made by the named executive officer, as is available to all other employees).

Base Salary

The Committee believes that the Company pays base salaries to its executive officers that are set conservatively and near the median, compared with executive officers employed at competing companies. The Committee, among other things, reviews and recommends to the Board the annual salaries of the Company’s principal executive officers (Chief Executive Officer and Chief Financial Officer). The Committee, with input from the Chief Executive Officer, has been delegated by the Board the authority to set the annual base salaries of the remaining, less senior executive officer positions. The Committee does not receive input from the Chief Executive Officer with regard to the Senior Vice President Sales, Todd Leto. Additionally, all full-time executive officers are eligible to participate in the Company’s broad-based employee benefit plans, and in benefits provided exclusively to executive officers, such as an annual executive physical facilitated by a local executive medical center, executive coaching and supplemental disability benefits.

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges and total target compensation for named executive officers are determined for each executive based on his or her position and responsibility by using the following formula:

1.	50% weighted by competitive regional salary surveys (Mercer, Radford, ERI). Various views are provided and evaluated including revenue size, employee size and locale

2.	50% weighted by the established company peer group

Base salary ranges are designed so that salary opportunities for a given position will be between 80% and 125% of the midpoint of the base salary established for each range.

During its review of base salaries for executives, the Committee primarily considers:

•	market data provided by our outside consultants;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other significant change in job responsibility. Merit based increases to salaries of executive officers are based on the Committee’s assessment of the individual’s performance. Reviews for senior executives are usually made in April of each year in order to include the peer company information. Reviews for less senior officers are usually made annually in February. Any adjustments are made effective as of the start of the previous January thereby giving the named executive officer a potential adjustment each twelve months.

Executive Annual Short Term Incentive Plan

The Committee believes that a significant portion of each executive officer’s total compensation should be “at risk” in the form of incentive compensation. Accordingly, under the annual Executive Annual Short Term Incentive Plan (the “Short Term Incentive Plan”) developed and implemented under the Committee’s supervision, the Company pays cash bonuses to all its eligible executive officers according to a formula based upon the Company’s earnings before taxes (EBT). The actual formula applied to each eligible executive officer is based on the executives’ overall market compensation analysis and is tied to overall Company performance, a result that is not within the individual executive’s control. Individual bonuses are calculated as a percentage of base salary and range from 30% to 70% in the case of officers generally, other than the Chief Executive Officer. Under his 2006 Employment Agreement, as approved by the Board on February 15, 2006, in 2006 Mr. James Leto was entitled to a 125% base short term incentive opportunity targeted annual bonus of $500,000 at 100% payout and $1,000,000 at 200% (which is the maximum payout achievable), payable periodically in accordance with the Company’s then senior bonus plan.

Bonus payments are payable in the ratio of the percentage of the goal achieved upon attainment of EBT (adjusted, if necessary, for Board-approved one-time charges (e.g., acquisition costs)). The Short Term Incentive Plan is an annual program set up to reward Executives for hitting significant stretch profitability goals throughout the calendar year. The program is measured in four quarterly segments and weighted in the following manner: 1/6th (Q1), 1/6th (Q2), 1/3rd (Q3), 1/3rd (Q4). The Short Term Incentive Plan has a minimum threshold that needs to be met in order for a payout to be awarded and has a maximum payout of 200% of the Executive’s eligible incentive. In general, the following methodology was applied in setting the profitability goals/executive incentive targets:

The probability of hitting the 100% profitability/incentive goal is 75% of the time
The probability of hitting the 150% profitability/incentive goal is 50% of the time
The probability of hitting the 200% profitability/incentive goal is 25% of the time

The Board establishes the EBT goals at the beginning of each year. In 2006, bonuses were earned by executive officers based on application of the Short Term Incentive Plan’s formula. The Chief Executive Officer additionally employs the occasional use of “spot” bonuses in recognition of extraordinary performance.

Each of the named executive officers for the fiscal year ended December 31, 2006 received the following payments in February 2007 under the Short Term Incentive Plan for fiscal 2006 Q4 performance. In addition, a supplemental bonus was paid on February 15, 2007 for 2006 achievements. These amounts were paid to eight executives as a supplemental bonus for exceptional performance and contributions during 2006. The named executive officers were paid the following 2006 Q4 quarterly bonus and 2006 supplemental bonus:

Name of Executive	2006 Q4 Incentive Bonus	2006 Supplemental Bonus
James Leto	$333,333	$493,000
Scott Friedlander	$117,607	$167,000
Joseph Ragan(1)	$50,000	$50,000
Robert Mitchell	$49,000	$68,000
William Weber(2)	$53,333	$38,000

(1)	Mr. Ragan’s annual incentive opportunity was pro-rated due to his start date in May 2006.

(2)	Mr. Weber’s incentive is a blend of quota attainment and EBT goal attainment.

The cumulative awards made in 2006 to named executive officers under the Short Term Incentive Plan for performance in 2006 are reflected in column (g) of the Summary Compensation Table on page 28.

Long-Term Incentive Compensation

In 2004, the Board and stockholders approved the GTSI Long-Term Incentive Plan (the “LTIP”). The purpose of the LTIP is to encourage behavior that creates superior financial performance and to strengthen the commonality of interests between LTIP participants and the Company’s owners in creating superior stockholder value. The following is a description of the material terms of the LTIP. The LTIP is designed and intended to comply, to the extent applicable, with Section 162(m) of the Internal Revenue Code.

The Awards, in the form of cash incentive compensation award, may be granted to officers of the Company and its subsidiaries in the sole discretion of the Compensation Committee, taking into account such factors as the Committee deems relevant in connection with accomplishing the purposes of the LTIP. Prior to 2007, GTSI made no awards under the LTIP. On February 2, 2007, the Board approved an LTIP Program for 2007 as discussed above in Proposal 2 and below in the Amendment to the LTIP. There are currently five executive officers and fifteen other officers eligible to participate in the LTIP.

The LTIP is administered by the Compensation Committee, which consists of two or more persons, each of whom is an “outside director” within the meaning of Code Section 162(m). The Board or the Committee may at any time alter, amend, suspend or terminate the LTIP; provided, however, that (a) no amendment that requires stockholder approval for the LTIP to continue to comply with Code Section 162(m) will be effective unless it is approved by the requisite vote of the Company’s stockholders and (b) no amendment may affect adversely any of the rights of a participant under any award following the end of the performance period to which such award relates.

The LTIP provides for the granting of awards with respect to the performance periods as the Committee may determine. The receipt of each award will be subject to the achievement of such performance factor or factors as the Committee may determine. Performance factors may include any or all of the following: stock price; total stockholder return, earnings per share; revenue; net sales; operating income or margin; earnings before all or any of interest, taxes, depreciation and/or amortization; cash flow; working capital; return on equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; earnings from continuing operations; net worth; levels of expense, cost or liability by category, operating unit or any other delineation; any increase or decrease of one or more of the foregoing over a specified period or the performance relative to one or more of the foregoing relative to other peer companies over a specified period. These performance factors may relate to the Company’s performance, a business unit, product line, territory, or any combination thereof. Except with respect to any LTIP participant who is an “executive officer” (within the meaning of Exchange Act Rule 3b-7), performance factors may also include such objective or subjective performance goals as the Committee may from time to time establish. Performance factors may include a level of performance below which no payment will be made, a target performance level at which the full amount of the award will be made, and a maximum performance level at which the maximum amount will be paid. Unless otherwise provided by the Committee in connection with specified terminations of employment, payment in respect of awards will be made only if and to the extent that the performance factors with respect to such performance period are attained.

The Committee may reduce or eliminate any award earned under the LTIP but in no event may the Committee increase at its discretion the amount of an award payable to a Covered Employee (as defined in Code Section 162(m)(3)). See “Summary Compensation Table” below.

Unless otherwise determined by the Committee, except as discussed below in the Amendment to the LTIP below, all payments in respect of awards (in the form of cash) granted under the LTIP will be made within a reasonable period after the end of the performance period. In the case of participants who are Covered Employees, unless otherwise determined by the Committee, such payments will be made only after achievement of the performance factors has been certified to the Board by the Committee. Notwithstanding any other provision of the LTIP, no later than three business days following the occurrence of a Change in Control of the Company (as defined in the LTIP), the Company will pay to each participant an amount with respect to each performance period that had not been completed as of the date of such Change of Control equal to the amount that would have been paid with respect to such performance period had the performance factors for such performance period been achieved at the target level.

Awards will not be transferable by a participant except upon the participant’s death following the end of the performance period but prior to the date payment is made, in which case the award will be transferable to the participant’s named beneficiary or, if none or the named beneficiary has not survived the participant, by will or the laws of descent and distribution.

Amendment to LTIP

On February 2, 2007, the Compensation Committee and the Board of Directors approved the 2007 program and the amendments to the LTIP authorizing, in addition to cash awards, the issuance of stock option awards and stock settled appreciation rights (“SSARs”) under the 1996 Stock Incentive Plan. Subject to stockholder approval of the amendments to the 1996 Stock Incentive Plan, under the LTIP Program approved on February 2, 2007, each executive will receive a market competitive grant of long-term incentives (50% restricted stock and 50% SSARs) with stock price appreciation to determine the value of the award. The LTIP program to be in effect for 2007 for all GTSI executives, subject to stockholder approval of the amendment to the 1996 Stock Incentive Plan, is described below:

a.	The LTIP award amount is intended to be market competitive based upon the position and experience of the individual as benchmarked to the market and to internal positions.

b.	With the addition of the 50% SSAR component, the LTIP is based upon improving stock price over time (award is weighted 50% restricted stock and 50% SSARs).

c.	LTIP awards are to be based upon realistic stock price appreciation assumptions.

d.	The Plan length is five years with an equal amount of award being available to each eligible executive, contingent on the Company’s then annual performance and the executive’s contribution in the measurement year.

e.	All awards will carry a five year vesting schedule. A qualified change of control will immediately vest all awards (stock options, restricted stock and SSARs).

f.	For the first plan year, the Board approved accelerating the 2008 award thereby providing two years worth of awards (2007 and 2008) to all eligible participants for the following reasons:

•	To minimize the charge to earnings for restricted stock and SSARs as opposed to annual stock awards made in future years at a potentially higher stock price.

•	The motivation to increase the stock price quicker will be accelerated with the leverage of two year’s worth of awards.

•	To improve the retention value via a multiple year grant in 2007.

Any stock option or SSARs awards under the LTIP 2007 program will be issued under the Company’s 1996 Stock Incentive Plan. This Plan is part of the Company’s stock option and stock incentive programs,

under which the Company may, separate from the LTIP, make stock awards to employees and non-employee directors as discussed below.

Stock Option and Stock Incentive Programs

Stock Option Program

Separate from the Company’s LTIP program, options to purchase Common Stock are a component of the Company’s executive compensation program. The Committee views the grant of stock options as an incentive that serves to align the interests of executive officers with the Company’s goal of enhancing stockholder value. The Stock Option Program assists the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	maintain and improve long term retention of key personnel;

•	ensure the company provides a very competitive total compensation program for its key personnel;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

The Committee reviews and acts upon recommendations by the Chief Executive Officer with regard to the grant of stock options to executive officers (other than to himself and Todd Leto). Stock option award levels are determined based on market data, vary among participants based on their positions and responsibilities within the Company and previous stock option grants (if any) and are granted at the Committee’s regularly scheduled April meeting. On occasion, options are awarded at other times throughout the year for exceptional performance. Newly hired or promoted executives, other than executive officers, receive their award of stock options on either their first day of regular employment or the day the offer is approved for current employees.

Options are awarded at the Nasdaq exchange’s closing price of the Common Stock on the date of the grant. Options will only have value to an executive officer if the stock price increases over the exercise price. The Committee has never granted options with an exercise price that is less than the closing price of the Common Stock on the grant date nor has it granted options which are priced on a date other than the grant date. The majority of the options granted by the Committee vest at a rate of 20% per year over the first five years of the ten-year option term, therefore, encouraging an officer to remain in the employ of the Company. Vesting and exercise rights cease upon termination of employment. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights.

Stock Incentive Program

Given the recent industry trend to move away from stock options as a key component of an executive compensation program, in 2005 the Committee initiated a review of other stock incentive programs from Longnecker and Associates. As a result, in 2005 stockholders approved the addition of a stock incentive program to the Company’s then existing 1996 Stock Option Plan (which was changed to the title “1996 Stock Incentive Plan”), that provides for options and alternative incentive programs to encourage performance and improve retention of key executives.

Under the 1996 Stock Incentive Plan, the Company may, upon approval by the Compensation Committee (except for awards made to the Chief Executive Officer that requires the approval of the Board) make stock awards in the form of restricted stock, restricted stock units, or performance awards to select participants, including the named executive officers, whose annual non-equity incentive compensation represents a portion of their total annual compensation. Under the Stock Incentive Program, participants may be awarded a number of shares based on the individual’s performance or as part of the annual review of the executive’s compensation portfolio.

The Board, on February 2, 2007, approved the amendment of the 1996 Stock Incentive Plan to provide for SSARs as a component of the Stock Incentive Program and as a component of the 2007 LTIP program. A full description of the 1996 Stock Incentive Plan and the proposed Amendment is set out in Proposal 2 of the Proxy Statement.

Perquisites and Other Personal Benefits

The Company provides named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The named executive officers are provided annual executive physicals (by a certified third party), executive coaching and supplemental disability insurance. These same benefits are available to all executive officers. The Company’s Chief Executive Officer, Mr. Leto, has the following additional benefits: $15,000 annual car allowance; $50,000 (includes gross up for taxes) annual long-term extended stay residence in the Northern Virginia area; and $50,000 annual budget for travel to and from Mr. Leto’s primary residence and his Northern Virginia long-term extended stay residence. Additionally GTSI pays for various strategic business club memberships at the Tower Club, The Avenel Club, and the University Club of Tampa.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which provides that a publicly held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the chief executive officer or one of the four most highly compensated officers (other than the chief executive officer) to the extent that compensation (including stock-based compensation) paid to each such officer exceeds $1 million in any year unless such compensation was based on performance goals or paid under a written contract that was in effect on February 17, 1993. The 1996 Plan as amended in 2005 is designed so that amounts realized on the award of shares and the exercise of options granted thereunder may qualify as “performance-based compensation” that is not subject to the deduction limitation of Section 162(m). The Committee intends to evaluate other elements of compensation in light of Section 162(m) but may enter into arrangements that do not satisfy exceptions to Section 162(m), as the Committee determines to be appropriate.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its LTIP, Stock Option and Stock Incentive Programs, in accordance with the requirements of FASB Statement No. 123(R).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Daniel R. Young, Chairman
Thomas L. Hewitt,
Steven Kelman

SUMMARY COMPENSATION TABLE

The following table sets forth certain information for the year ended December 31, 2006 concerning compensation paid or accrued by the Company to or on behalf of: (a) the Company’s CEO, and (b) the four most highly compensated executive officers other than the CEO whose compensation during 2006 exceeded $100,000 (collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($)(2)(3) (d)		Stock Awards ($) (4) (e)	Option Awards ($) (4) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5) (i)		Total ($) (j)
James Leto (6) President & CEO	2006	340,741	573,000		0	1,311,520	529,167	0	111,173	(7)	2,865,601
M. Dendy Young (8) Chairman of the Board	2006	81,621	0		12,232	0	0	0	638,250	(9)	732,103
Joseph Ragan Senior Vice President & CFO	2006	147,948	57,500	(10)	0	157,529	66,907	0	0		429,884
Thomas Mutryn (11) SVP & CFO	2006	241,547	28,500		0	131,152	66,583	0	261,225(	12)	729,007
Scott Friedlander Executive Vice President	2006	265,000	196,500		51,380	131,152	186,701	0	10,000	(13)	840,733
Scot Edwards (14) SVP	2006	235,000	19,500		0	81,970	124,354	0	10,000	(15)	470,824
William Weber Senior Vice President	2006	195,278	41,500		51,380	65,576	186,762	0	0		540,496
Robert Mitchell Senior Vice President & CIO	2006	212,572	80,250		51,380	113,611	77,788	0	19,600	(16)	555,201

[1]	Includes amounts, if any, deferred by the Named Executive Officer pursuant to the Company’s 401(k) plan.

[2]	Bonuses under any Executive Bonus Plan are based on corporate and individual performance. See “Compensation Discussion and Analysis.”

[3]	Includes bonus earned in 2006, but paid in 2007.

[4]	Represents amount recognized by GTSI under FAS 123(R)

[5]	All other Compensation includes Company contribution to 401(k), if any, which in each is less than $10,000 per person.

[6]	Mr. Leto was appointed President and Chief Executive Officer as of February 16, 2006.

[7]	Amount includes housing allowance ($43,750), car allowance ($13,125), and commuting allowance ($43,750). Other perquisites include club memberships, physical exam, supplemental disability insurance and executive coaching.

[8]	Mr. Young resigned as Chief Executive Officer February 15, 2006.

[9]	Amount includes severance pay ($637,000)

[10]	Amount includes sign-on bonus.

[11]	Mr. Mutryn resigned as an officer and employee of the Company, effective August 14, 2006.

[12]	Amount includes severance pay ($255,000) and perquisites of supplemental disability insurance and executive coaching.

[13]	Amount includes perquisites of physical exam, supplemental disability insurance, and executive coaching.

[14]	Mr. Edwards resigned as an officer and employee of the Company, effective January 2, 2007.

[15]	Amount includes perquisites of physical exam, supplemental disability insurance, and executive coaching.

[16]	Amount includes perquisites of physical exam, supplemental disability insurance, executive coaching, and individual coaching.

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (15)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Approval Date (b)(i)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	All Other Stock Awards: Number of Shares of Stocks or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)(1)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
James Leto	4/28/2006	3/21/2006	0	500,000	1,000,000						400,000(2)	6.75	6.75

M. Dendy	7/20/2006		0	0	0				3,333	(3)			7.34
Young

Joseph	4/21/2006		0	75,000	150,000						15,000(4)	6.07	6.07
Ragan	9/07/2006										30,000(5)	8.09	8.09

Thomas	4/28/2006	3/21/2006	0	170,000	340,000						40,000(6)	6.75	6.75
Mutryn

Scott	4/28/2006	3/21/2006	0	176,410	352,820						40,000(7)	6.75	6.75
Friedlander	7/20/2006								7,000	(8)			7.34

Scot	4/28/2006	3/21/2006	0	117,500	235,000						25,000(9)	6.75	6.75
Edwards

William	4/28/2006	3/21/2006	0	100,000	200,000						20,000(10)	6.75	6.75
Weber	7/20/2006								7,000	(11)			7.34

Robert	3/06/2006										10,000(12)	6.61	6.61
Mitchell	4/28/2006	3/21/2006	0	73,500	147,000						25,000(13)	6.75	6.75
	7/20/2006								7,000	(14)			7.34

(1)	All grants were made under the 1996 Stock Incentive Plan.

(2)	Shares vest as follows: 136,000 on 4/28/2008, 132,000 on 4/28/2009 and 132,000 on 4/28/2010.

(3)	Shares vest as follows: 3,333 on 7/20/2007; note that Mr. M.D. Young is not standing for re-election to the Board, and as a result these shares will be forfeited as of May 3, 2007.

(4)	Shares vest as follows: 3,750 on 4/21/2007, 3,750 on 4/21/2008, 3,750 on 4/21/2009, and 3,750 on 4/21/2010.

(5)	Shares vest as follows: 7,500 on 9/7/2007, 7,500 on 9/7/2008, 7,500 on 9/7/2009, and 7,500 on 9/7/2010.

(6)	Options expired without vesting on November 14, 2006 as a result of Mr. Mutryn’s resignation.

(7)	Shares vest as follows: 10,000 on 4/28/2007, 10,000 on 4/28/2008, 10,000 on 4/28/2009, and 10,000 on 4/28/2010.

(8)	Shares vest as follows: 2,380 on 7/20/2009, 2,310 on 7/20/2010 and 2,310 on 7/20/2011.

(9)	Option will expire without vesting on April 2, 2007 as a result of Mr. Edwards’ resignation.

(10)	Shares vest as follows: 5,000 on 4/28/2007, 5,000 on 4/28/2008, 5,000 on 4/28/2009, and 5,000 on 4/28/2010.

(11)	Shares vest as follows: 2,380 on 7/20/2009, 2,310 on 7/20/2010, and 2,310 on 7/20/2011.

(12)	Shares vest as follows: 2,500 on 3/6/2007, 2,500 on 3/6/2008, 2,500 on 3/6/2009, and 2,500 on 3/6/2010.

(13)	Shares vest as follows: 6,250 on 4/28/2007, 6,250 on 4/28/2008, 6,250 on 4/28/2009, and 6,250 on 4/28/2010.

(14)	Shares vest as follows: 2,380 on 7/20/2009, 2,310 on 7/20/2010, and 2,310 on 7/20/2011.

(15)	Target represents attainment of 100% of Annual Short Term Incentive Plan; maximum represents attainment of 200% of Annual Short Term Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
James Leto	15,000	0		0	4.875	5/6/2007				0	0
	15,000	0		0	4.875	5/12/2008				0	0
	15,000	0		0	3.875	5/18/2009				0	0
	15,000	0		0	2.813	5/16/2010				0	0
	15,000	0		0	6.20	5/15/2011				0	0
	10,000	0		0	8.48	5/9/2012				0	0
	10,000	0		0	8.30	5/9/2013				0	0
	10,000	0		0	10.15	5/10/2014				0	0
	0	400,000	(1)	0	6.75	4/28/2013				0	0
M Dendy Young							3,333	(2)	30,770	0	0
Joseph Ragan	0	15,000	(3)	0	6.07	4/21/2013				0	0
	0	30,000	(4)	0	8.09	9/7/2013				0	0
Scott	40,000	0		0	6.76	11/5/2008				0	0
Friedlander	15,000	0		0	11.30	1/28/2010				0	0
	15,000	0		0	12.48	12/1/2010				0	0
	0	80,000	(5)	0	8.09	7/21/2012				0	0
	0	40,000	(6)	0	6.75	4/28/2013				0	0
				0			7,000	(7)	64,624	0	0
Scot Edwards	25,000	0		0	11.42	4/2/2007				0	0
	0	20,000	(8)	0	8.09	4/2/2007				0	0
	0	25,000	(9)	0	6.75	4/2/2007				0	0
William Weber	20,000	0		0	8.40	6/1/2012				0	0
		20,000	(10)	0	6.75	4/28/2013	7,000(11)			0	0
									64,624	0	0
Robert Mitchell	15,000	0		0	11.30	1/28/2010				0	0
	15,000	0		0	8.79	7/8/2010				0	0
	5,000	0		0	12.10	3/19/2011				0	0
	10,000	0		0	8.23	6/6/2012				0	0
	0	10,000	(12)	0	6.61	3/6/2013				0	0
	0	25,000	(13)	0	6.75	4/28/2013				0	0
							7,000	(14)	64,624	0	0

(1)	Shares vest as follows: 136,000 on 4/28/2008, 132,000 on 4/28/2009 and 132,000 on 4/28/2010.

(2)	Shares vest as follows: 3,333 on 7/20/2007; note that Mr. M.D. Young is not standing for re-election to the Board, and as a result these shares will be forfeited as of May 3, 2007.

(3)	Shares vest as follows: 3,750 on 4/21/2007, 3,750 on 4/21/2008, 3,750 on 4/21/2009, and 3,750 on 4/21/2010.

(4)	Shares vest as follows: 7,500 on 9/7/2007, 7,500 on 9/7/2008, 7,500 on 9/7/2009, and 7,500 on 9/7/2010.

(5)	Shares vest as follows: 27,200 on 7/21/2008, 26,400 on 7/21/2009 and 26,400 on 7/21/2010.

(6)	Shares vest as follows: 10,000 on 4/28/2007, 10,000 on 4/28/2008, 10,000 on 4/28/2009, and 10,000 on 4/28/2010.

(7)	Shares vest as follows: 2,380 on 7/20/2009, 2,310 on 7/20/2010 and 2,310 on 7/20/2011.

(8)	Shares were to start vesting on 7/21/2008; therefore, no shares will vest by his option expiration date of 4/2/2007.

(9)	Shares were to start vesting on 4/28/2007; therefore, no shares will vest by his option expiration date of 4/2/2007.

(10)	Shares vest as follows: 5,000 on 4/28/2007, 5,000 on 4/28/2008, 5,000 on 4/28/2009, and 5,000 on 4/28/2010.

(11)	Shares vest as follows: 2,380 on 7/20/2009, 2,310 on 7/20/2010, and 2,310 on 7/20/2011.

(12)	Shares vest as follows: 2,500 on 3/6/2007, 2,500 on 3/6/2008, 2,500 on 3/6/2009, and 2,500 on 3/6/2010.

(13)	Shares vest as follows: 6,250 on 4/28/2007, 6,250 on 4/28/2008, 6,250 on 4/28/2009, and 6,250 on 4/28/2010.

(14)	Shares vest as follows: 2,380 on 7/20/2009, 2,310 on 7/20/2010, and 2,310 on 7/20/2011.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
James Leto	0	0	3,333	22,794
M. Dendy Young	100,000	341,000	0	0
Joseph Ragan	0	0	0	0
Thomas Mutryn	0	0	0	0
Scott Friedlander	0	0	0	0
Scot Edwards	0	0	0	0
William Weber	0	0	0	0
Robert Mitchell	0	0	0	0

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about Common Stock that has been issued as restricted stock and that may be issued upon future grants of stock incentive awards and future exercise of options under the Company’s equity compensation plans as of December 31, 2006, including the Company’s 1997 Stock Option Plan, 1996 Stock Incentive Plan, 1994 Stock Option Plan and the Company’s Employee Stock Purchase Plan.

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options/ Restricted Stock (a)	Weighted Average Exercise Price of Outstanding Options/ Restricted Stock (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	1,977,600/ 68,833	$7.8874	278,755
Equity compensation plans not approved by stockholders[1]	128,000	$8.6333	N/A
Total	2,174,433	$7.9327	278,755

[1]	Represents an aggregate of shares issuable under options granted from time to time to persons not previously employed by the Company, as an inducement essential to such persons entering into offer letters or employment agreements with the Company.

COMMON STOCK OWNERSHIP OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of February 23, 2007 (except as noted otherwise) by: (a) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (b) each of the Company’s directors who owns Common Stock; (c) each of the executive officers named in the Summary Compensation Table; and (d) all current directors and executive officers of the Company as a group.

Name of Beneficial Owner[1]	Shares Beneficially Owned*	Percent of Class
Linwood A. (“Chip”) Lacy, Jr. [2] c/o Solomon, Ward, Seidenwurm & Smith 401 B Street Suite 1200 San Diego, CA 92101	1,419,600	14.5%
Peninsula Capital Management, Inc. 235 Pine Street, Suite 1818 San Francisco, CA 94104	1,232,228	12.6%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	795,089	8.1%
M. Dendy Young[3] 3901 Stonecroft Boulevard Chantilly, VA 20151-1010	793,484	8.1%
T. Rowe Price 100 Light Street Baltimore, MD 21202	615,000	6.3%
Lee Johnson[4]	194,333	2.0%
John M. Toups[5]	115,333	1.2%
James J. Leto[6]	108,333	1.1%
Steven Kelman, Ph.D.[7]	107,333	1.1%
Daniel R. Young[8]	73,333	**
Scott W. Friedlander[9]	71,518	**
Robert E. Mitchell[10]	47,500	**
Thomas L. Hewitt[11]	28,333	**
Barry L. Reisig[12]	26,333	**
Scot T. Edwards[13]	25,000	**
William Weber[14]	20,000	**
Joseph “Keith” Kellogg, Jr.[15]	15,833	**
Joseph Ragan[16]	3,750	**
Thomas A. Mutryn	1,362	**
All Directors and Executive Officers as a group (15 persons)[17]	1,631,778	15.7%

*	Does not include Restricted Shares that have not vested.

**	Less than one percent.

[1]	Such persons have sole voting and investment power with respect to all Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

[2]	Excludes 500,000 shares owned by the Linwood A. Lacy, Jr. 2004 Charitable Lead Annuity Trust; Mr. Lacy has no beneficial interest in such shares.

[3]	Includes no shares for which options are exercisable or become exercisable within 60 days after February 23, 2007, 200 shares held in the name of Mr. Young’s minor child and 5,000 shares held in an IRA.

[4]	Includes 78,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2007.

[5]	Includes 102,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2007.

[6]	Includes 105,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2007. Does not include options of 400,000 shares granted by the Board on April 28, 2006 under GTSI 1996 Stock Incentive Plan, such options will first become exercisable in part on the second anniversary of the grant date, April 28, 2008.

[7]	Includes 95,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2007.

[8]	Includes 50,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2007.

[9]	Includes 70,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2007.

[10]	Includes 47,500 shares for which options are exercisable or become exercisable within 60 days after February 23, 2007.

[11]	Includes 20,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2006, and 5,000 shares registered in the name of Thomas L. Hewitt FIT Trust.

[12]	Includes 20,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2007.

[13]	Includes 25,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2007.

[14]	Includes 20,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2007.

[15]	Includes 12,500 shares for which options are exercisable or become exercisable within 60 days after February 23, 2007.

[16]	Includes 3,750 shares for which options are exercisable or become exercisable within 60 days after February 23, 2007.

[17]	Includes 648,750 shares for which options are exercisable or become exercisable within 60 days after February 23, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Exchange Act Section 16(a) requires the Company’s directors and officers, and persons who own more than 10% of the Common Stock, to file with the SEC reports concerning their beneficial ownership of the Company’s equity securities. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all such SEC reports they file. Pursuant to Item 405 of SEC Regulation S-K, the Company is required in this Proxy Statement to provide disclosure of “insiders” who do not timely file such reports. Based on a review of such reports filed with the SEC, we believe that all Section 16(a) filing requirements applicable to our directors, officers and shareholders were complied with during 2006.

EXECUTIVE OFFICERS

The Company’s executive officers, and certain information about each of them, are as follows:

Name	Age	Title
James J. Leto Joseph Ragan Scott W. Friedlander Robert Mitchell William Weber	63 45 47 41 41
Chief Executive Officer and President
Senior Vice President and Chief Financial Officer
Executive Vice President, Sales
Senior Vice President, Operations and CIO
Senior Vice President, Professional Services

Officers are appointed by and serve at the discretion of the Board, except that officers at the Vice President level are appointed by and serve at the discretion of the Chief Executive Officer.

For information concerning Mr. Leto, see “Election of Directors.”

Mr. Friedlander joined the Company in November 2001 as Vice President, Sales, Technology Teams. He was promoted in November 2003 to Group Vice President, Sales, Enterprise Technology Practices. In July 2005 he was promoted to Executive Vice President, Sales. From February 2000 until June 2001, he served as Executive Vice President of Sideware Corp., an internet customer service system company. From June 1982 until February 2000, Mr. Friedlander was employed by Xerox Corp., where he was promoted to Vice President/General Manager.

Mr. Ragan joined the company in May 2006 as VP Finance and Corporate Controller. He was promoted in August 2006 to Chief Financial Officer and Senior Vice President. From December 2005 until April 2006, he served as Acting Controller of Tronox, Inc., a chemical manufacturer. From April 2005 until December 2005, he served as VP, Finance of Hughes Network Systems, a satellite communications provider. From November 2003 until April 2005, he served as Chief Financial Officer of Avcraft Aviation, a regional aircraft manufacturer.

Mr. Mitchell joined the company in December 2002 as Sr. Director, Strategic Business Analysis. He was promoted in March 2005 to Vice President, Information Advantage. In July 2005, he was promoted to CIO and VP, Information Advantage. In March 2006, he was promoted to Group Vice President, Operations and CIO. He was promoted in October 2006 to Senior Vice President, Operations and CIO. From May 1999 until January 2001, he served as Program Manager of Works, Inc., a web-based procurement software company. From January 2001 until November 2001, he served as COO/CFO and VP of Marketing and Operations of iNetProfit, Inc., a web-based sales lead management company. From November 2001 until December 2002, he was self-employed as a consultant.

Mr. Weber joined the company in July 2005 as Vice President, Professional Services. He was promoted in October 2006 to Senior Vice President, Programs and Services. From January 2002 until July 2005, he served in several capacities at McData Corporation, a storage OEM company, most notably as a Vice President of Sales and Services. From October 1998 until January 2002, he served in many roles at International Network Services, a technology-based professional services company, most significantly as Director and General Manager. From June 1993 to October 1998, he served in various capacities at AT&T, a network transport services provider, most notably as Director for Data Services and Sales of the Eastern Region, US.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of three non-employee directors: Messrs. D. R. Young (Chairman), Hewitt and Kelman. No member of the Compensation Committee is a current or former officer or employee of the Company. No executive officer of the Company serves or has served as a member of the compensation committee of another entity, one of whose executive officers serves on the Company’s compensation committee. No executive officer of the Company serves or has served as a director of another entity, one of whose executive officers serves on the Company’s compensation committee.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT
AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements, Severance Agreements and Change-of-Control Arrangements

The following is a description of the employment agreements and change-of-control arrangements with respect to each named executive officer. The amount of compensation payable to each named executive officer upon termination without cause, termination for good reason and various change-of-control scenarios is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

James Leto

Effective as of February 16, 2006, the Company entered into an employment agreement with Mr. Leto. The agreement has an initial term of one year, however it may be terminated earlier upon certain circumstances. The term of the agreement will be automatically renewed and extended for a period of 12 months commencing on the second anniversary of the effective date and on each successive date thereafter.

Pursuant to the agreement, Mr. Leto serves as the President and CEO and he is nominated every three years to serve as a Board member. Mr. Leto is paid a salary at the rate of $400,000 per year for 2006, reviewed at least annually by the Board, plus a $500,000 targeted annual bonus at 100% payout and $1,000,000 at 200% (maximum) payable periodically in accordance with the Company’s then bonus plan for senior officers. In February 2007, Mr. Leto was awarded a $493,000 supplemental bonus for 2006 performance. Under the 2006 Employment Agreement, GTSI granted Mr. Leto options to purchase up to 400,000 shares as of April 28, 2006 (with a grant price equal to the closing price as of April 28, 2006), and vest as follows: 136,000 vesting on April 28, 2008; 132,000 vesting on April 28, 2009; and 132,000 vesting on April 28, 2010. Under his employment agreement, Mr. Leto is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits and perquisites GTSI provides to other senior executives. Additionally GTSI reimburses Mr. Leto for monthly club fees as well as other housing and travel allowances (see summary table provided).

Mr. Leto’s employment agreement provides that if his employment is terminated by the Company without cause or by Mr. Leto for good reason, GTSI will pay him an amount equal to one times the sum of his base salary and his 12 month historical short term incentive earned. The base salary will be paid out in 24 biweekly payments in accordance with the Company’s standard payroll during such 12 months. The incentive will be paid out in its normal measurement periods (quarterly).

The following table sets forth the estimated payments and benefits that would be provided to Mr. Leto if his employment had been terminated on December 31, 2006, by the Company without cause or Mr. Leto for good reason.

Annual Base Salary ($)[1]	Historical 12 month incentive (EBT) earned ($) [2]	Total ($)
400,000	529,167	929,167

[1]	In 2006, Mr. Leto was entitled to a base salary of $400,000.

[2]	The amount represents Mr. Leto’s historical 12 month short term incentive earned as of December 31, 2006

Mr. Leto will be entitled to the benefits set forth in the table below if any of the following events (a “Change of Control”), occur:

•	Any “person,” including a “group,” as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended, and the rules promulgated thereunder, other than Linwood A. Lacy, Jr. and his affiliates or a trustee or other fiduciary holding the Company’s voting securities under any employment benefit plan, becomes the beneficial owner, as defined under the Exchange Act, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of 35% or more of the outstanding Company’s Voting Securities;

•	The Company’s stockholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being exchanged for securities of the surviving entity) more than 50% of the combined voting power of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

•	The Company’s stockholders approve an agreement to merge, consolidate, liquidate, or sell all or substantially all of the Company’s assets.

Mr. Leto and the Company also entered into a Change of Control Agreement providing, in addition to the change of control payments and benefits noted above, for the immediate vesting of unvested stock options awarded in 2006, and subsequent awards if any, upon a change of control, as defined above.

Annual Base Salary ($)[1]	Historical 12 month incentive (EBT) earned ($) [2]	Equity vesting ($) [3]	Total ($)
400,000	529,167	992,000	1,921,167

[1]	Lump sum one year base salary.

[2]	The amount represents historical 12 month short term incentive earned as of December 31, 2006

[3]	The amount represents the value of options that would vest automatically pursuant to the Change of Control Agreement using the stock price of $9.23 per share on December 29, 2006.

If Mr. Leto is terminated for cause, the Company will have no obligations to Mr. Leto other than reimbursement of expenses incurred prior to such termination. If Mr. Leto resigns (other than for good reason), then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and the terms of any outstanding equity grants, for salary accrued but unpaid through the date of resignation and reimbursement of expense incurred prior to such date.

Scott Friedlander, Joseph Ragan, William Weber and Bob Mitchell

The Company has entered into Change of Control and Severance Agreements with certain key employees, including the named executive officers. The Change of Control and Severance Agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Change of Control.”

Severance Agreements

As of March 2006, each of the four Named Executive Officers and 14 other officers also have a Severance Agreement. James Leto, CEO and President, has a separate severance plan as provided in the Employment Agreement between Mr. Leto and GTSI, as noted above.

The Company entered into a Severance Agreement with Messrs. Friedlander, Ragan, Weber and Mitchell. Each of Messrs. Friedlander, Ragan, Weber and Mitchell are referred to as an “executive” for purposes of this discussion.

The agreement with each executive entitles the executive to a six month severance package should they be terminated by GTSI without “cause,” or they are notified of one of the following conditions, and as a result, resign from GTSI within 30 calendar days of such notice (“resignation”):

•	The executives’ annual base salary is reduced by more than 20% from its then current amount;

•	The executives’ duties, responsibilities, authority, reporting structure, title (excluding any minor or inadvertent action which is remedied by the Company immediately after notice by the executive) are significantly or meaningfully, as reasonably determined by the Company, reduced by the Company;

•	The Company asks the executive to permanently relocate to a different GTSI work site that would increase the executives’ one-way commute distance by more than thirty-five (35) miles from their then principal residence.

In the event of the executives’ termination or resignation, the Company will pay the executive a severance payment in an amount equal to six months of the executives’ then current annual base salary (the “Severance Compensation”). The lump sum payment will be subject to standard withholdings and deductions.

The Company’s obligation to pay this Severance Compensation is subject to the executive executing and delivering to the company a Release and Obligation (“Release”) within twenty-two calendar days of the executives’ termination or resignation. The Company will pay the executive the severance compensation in a lump sum amount within fifteen calendar days following delivery of the executed Release. Unless the Release is executed by the executive and delivered to the Company within twenty-two days after the termination or resignation (and not later revoked), the executive will not receive any of the Severance Compensation; further, the Company retains the right to initiate legal proceedings to recover the full amount of the Severance Compensation if the executive breaches or violates the terms of the Release.

In the case of a Change of Control, as defined above, the terms of the Change of Control Agreement will supersede the terms of the executives’ Severance Agreement.

The following table sets forth the estimated payment to the executive if the Severance Agreement is invoked:

Name	Cash Benefit[1] ($)
Scott Friedlander	132,500
Joseph Ragan	125,000
William Weber	100,000
Robert Mitchell	107,500

1 The amount represents 6 months of base salary, paid out in a lump sum.

2006 Executive Severances

Pursuant to an employment agreement dated January 1, 2001 (the “2001 Employment Agreement”), Mr. M. D. Young served as the Company’s CEO. Mr. M. D. Young was paid a salary at the rate of $350,000 per year, as of January 1, 2005, and had a $350,000 targeted annual bonus. The salary was increased in April 2005 to $400,000, with a $400,000 targeted annual bonus. The bonus was payable periodically in accordance with the Company’s then current bonus plan for senior officers. Bonus payments were payable in ratio to the percentage of the goal (as established under the Board approved EBT Schedule) achieved upon attainment of earnings before taxes. Mr. M. D. Young was also entitled to such other benefits and perquisites as provided to other senior officers pursuant to policies established by the Board from time to time.

In February 2006, Mr. Young resigned as Chief Executive Officer of GTSI. As of February 15, 2006, the Company entered into a Transition Agreement with Mr. Young in connection with his resignation as Chief Executive Officer and President of the Company. Pursuant to the Transition Agreement, Mr. Young agreed to remain Chairman of the Board through August 15, 2006 and agreed to an annual fee of $50,000 for his services as Chairman, in addition to any fees he received as a director. The Board subsequently agreed to retain Mr. Young as Chairman until such time as he resigns as Chairman or the Board elects a new Chairman. Mr. Young recently announced that he would not stand for re-election as a director and would no longer be Chairman as of the Meeting. Mr. Young also agreed to accept payments aggregating $1,092,000 over an eighteen month period representing salary and bonuses, starting in February 2006, as a severance payment. Mr. Young will also be entitled to reimbursement for payment of COBRA coverage for the eighteen month period.

Pursuant to an offer letter dated December 31, 2002 from the Company and accepted by Thomas A. Mutryn, Mr. Mutryn served as Senior Vice President and Chief Financial Officer of the Company at an annual base salary for 2006 of $320,000 plus an annual bonus for 2006 under the current bonus plan for senior officers. In August 15, 2006, Mr. Mutryn resigned as Chief Financial Officer of GTSI. On August 31, 2006, the Company entered into a Transition Agreement with Mr. Mutryn in connection with his resignation as Senior Vice-President and Chief Financial Officer of the Company. Pursuant to the Transition Agreement, Mr. Mutryn agreed to provide transition support to GTSI, and GTSI agreed to pay him a $255,000 lump sum, which equals salary for a nine month period, starting in August 2006. Mr. Mutryn will also be entitled to reimbursement for payment of COBRA coverage for the nine month period.

Effective January 2, 2007, Scot Edwards resigned as Chief Marketing Officer of GTSI. Pursuant to his Severance Agreement, Mr. Edwards will receive a $117,500 lump sum payment, which equals salary for a six month period, starting in January 2007. Mr. Edwards will also be entitled to reimbursement for payment of COBRA coverage for a four month period starting January 2007.

Change of Control

The Compensation Committee and the Board have approved change of control agreements with the four Named Executive Officers and 15 other officers. These agreements provide that if, within six months prior to or 24 months following a change of control, such officer is terminated as an employee of the Company other than for cause, his or her compensation is reduced, his or her responsibilities are substantively diminished, or he or she is required to relocate, he or she will receive specific payments based on his or her then current annual salary and targeted annual bonus.

The Company entered into a Change of Control Agreement with Messrs. Friedlander, Ragan, Weber and Mitchell. Each of Messrs. Friedlander, Ragan, Weber and Mitchell are referred to as an “executive” for purposes of this discussion.

The Change of Control Agreement provides, without changing the nature of the at-will employment relationship, that in connection with a Change of Control, the executive will be entitled to the cash benefits, health insurance benefits, gross-up benefits as well as immediate vesting of any outstanding stock options, restricted stock or SSARs, as described below.

If during or following a Change of Control, the executive is terminated for Cause, the Company will have no obligations to such executive other than reimbursement of expenses incurred prior to such termination. If an executive resigns (other than for Good Reason), then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and for salary accrued but unpaid through the date of resignation and reimbursement of expenses incurred prior to such date.

Change of Control Termination Benefits. In the event an executive’s employment with the Company is terminated without Cause, or the executive resigns for Good Reason during the Change of Control period, or events leading to executive’s resignation for Good Reason are effected in anticipation of a Change of Control, including but not limited to an attempt to avoid the Company or its successor’s obligations under the Change of Control Agreement, then the following will occur:

(a)  Company will provide to executive, within thirty days after the effective date of such termination without Cause or resignation for Good Reason, a severance payment, subject to standard withholdings and deductions, in an amount equal to 12 months of the executive’s then Annual Total Target Compensation. (In the case of Messr. Friedlander the amount is 18 months, Messr. Mitchell the amount is 15 months, and Messr. Ragan is 6 months.) This amount will be paid in a lump sum manner within a reasonable period of time from the termination date (not greater than 30 days). In addition, the Company will provide the executive, at its expense, with continued group health insurance benefits (medical, dental and vision) for executive and executive’s eligible dependents under COBRA for a period of up to six months following the effective date of executive’s termination without Cause or resignation for Good Reason; or the executive is gainfully employed at another place of work, whichever is sooner.

(b)  Any unvested stock awards issued to executive will have their vesting accelerated in full so as to become fully vested and immediately exercisable as of the date of such termination.

(c)  Prior to executive gaining the right to receive, and in exchange for, the severance compensation, benefits and option acceleration, the executive is required to enter into a release upon the executive’s termination of employment. Unless the release is executed by executive and delivered to the Company within twenty-one days (forty-five days in the event of a group termination) after the termination of executive’s employment with the Company, executive will not receive any severance benefits provided under the agreement, acceleration, if any, of executive’s stock awards will not apply and executive’s rights in such stock awards following the date of executive’s termination will only be to the extent provided under their original terms in accordance with the applicable stock option or stock incentive plan and award agreements.

“Cause” means the executive’s

(i)  willful and continued failure to substantially perform his/her duties with the Company or willful and continued failure to substantially follow and comply with the specific and lawful directives of the Chief Executive Officer, as reasonably determined by the Chief Executive Officer (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure after notice of resignation), after a written demand for substantial performance is delivered to the executive by the Chief Executive Officer, which demand specifically identifies the manner in which the Chief Executive Officer believes that the executive has not substantially performed his/her duties,

(ii)  conviction of any felony involving moral turpitude;

(iii)  engaging in illegal business practices or other practices contrary to the written policies of the Company;

(iv)  misappropriation of assets of the Company;

(v)  continual or repeated insobriety or drug use;

(vi)  continual or repeated absence for reasons other than disability or sickness;

(vii)  fraud; or

(viii)  embezzlement of Company funds.

“Change of Control” includes:

(i)  the acquisition by any individual or entity resulting in the control of 50% or more of outstanding shares of GTSI;

(ii)  a change in a majority of the Company Board of Directors (other than through an “act of God”) and clearly related to the acquisition if the change occurred during any 12 consecutive months, and the new directors were not elected by the Company’s stockholders or by a majority of the directors who were in office at the beginning of the 12 months; or

(iii)  the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (and the consummation thereafter), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

“Change of Control Period” means the period of time starting six months prior to the date the Change of Control is effected and ending twenty-four months following such Change of Control.

“Good Reason” means any one of the following events (so long as executive tenders his resignation to the Company within sixty (60) days after the occurrence of the event which forms the basis for any termination for Good Reason and clearly related to the Change of Control event):

(i)  any reduction of the executive’s then existing annual base salary or annual bonus target;

(ii)  any material reduction in the package of benefits and incentives, taken as a whole, provided to the executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties as applied to the Company as a whole) or any action by the Company which would materially and adversely affect the executive’s participation or reduce the executive’s benefits under any such plans, except to the extent that such benefits and incentives are reduced as to be made equivalent to the benefits and incentives of all other executive officers of the Company and/or its successor or assign;

(iii)  any diminution of the executive’s duties, responsibilities, authority, reporting structure, titles or offices, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Company immediately after notice thereof is given by the executive;

(iv)  request that the executive relocate to a work site that would increase the executive’s one-way commute distance by more than thirty-five (35) miles from his then principal residence, unless the executive accepts such relocation opportunity;

(v)  any material breach by the Company of its obligations under the agreement; or

(vi)  any failure by the Company to obtain the assumption of the agreement by any successor or assign of the Company.

For six months following the termination of employment, each executive agrees not to disclose any confidential information obtained by him while in the employ of the Company with respect to the company’s business. In addition, each executive has agreed that during the term of his employment agreement and for six months thereafter, he generally will not (i) engage in any business in North America that is substantially identical to the business of GTSI Corp. or (ii) hire any employee, consultant or director of GTSI Corp. or encourage any such person to leave his or her job with GTSI Corp. or (iii) induce any client of GTSI Corp. to terminate its business relationship with the Company.

If it is determined that any payment or distribution by the Company to or for the benefit of the executive in connection with a Change of Control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then the executive will be entitled to receive an additional payment (a “Gross-up Payment”) in an amount such that, after payment by the executive of the excise tax imposed by Section 4999 of the Code on the Gross-up Payment, the executive retains an amount of the Gross-up Payment equal to the excise tax imposed upon the Change of Control payments.

The following table sets forth the established payments and benefits that would be provided to each executive if their employment is severed or materially changed by a Change of Control:

Name	Base salary benefit ($)	Annual Short Term Incentive Benefit ($)	Health Insurance Benefits ($)[1]	Option Awards/Restricted Shares[2] ($)	Total[6] ($)
Scott Friedlander (3)	397,500	264,625	7,400	302,430	971,955
Joseph Ragan (4)	125,000	37,500	5,000	81,450	248,950
William Weber	200,000	100,000	7,400	79,430	386,830
Robert Mitchell (5)	262,500	91,875	9,000	118,070	481,445

[1]	The amount represents an estimate of 6 months of health insurance benefits at the current 2007 rate

[2]	The amount represents fair market value of option awards and restricted shares at the closing price of December 29, 2006

[3]	Mr. Friedlander is eligible for 18 months of total target compensation

[4]	Mr. Ragan is eligible for 6 months of total target compensation

[5]	Mr. Mitchell is eligible for 15 months of total target compensation

[6]	Does not include “gross up” payments based upon determination that the amounts shown would not be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and Federal Airways Corporation, a company of which Mr. Johnson is the owner and president, are parties to a consulting agreement, which began in 1997 and will continue until Mr. Johnson ceases to be a director of the Company or either party terminates the agreement. Under the agreement, if the Company calls upon Mr. Johnson to provide services in respect of Company matters, the Company pays Mr. Johnson a fee of $2,000 per day for his services and reimburses his related out-of-pocket expenses. During 2006, the Company paid Federal Airways Corporation $239,542, plus reimbursement of related out-of-pocket expenses of $5,586, for a total of $245,128 for services performed by Mr. Johnson during the year. A substantial portion of Mr. Johnson’s consulting services on the Company’s behalf during 2006 related to assistance on a major Department of Defense contract. During 2000 and 2001, the Company provided substantial equipment financing to a customer that was not otherwise affiliated with the Company or Mr. Johnson. In 2002 this customer was acquired by a “Fortune 100” company for which the Company continues to provide equipment and services. During 2004 the Company obtained additional contracts from this customer for five new locations. Since 2000 the Company has provided this customer more than $200 million of equipment and services, and Mr. Johnson continues to assist the Company in the support of this customer. Mr. Johnson informed the Company in July, 2006 of his desire to substantially reduce his consulting activity, which is now limited to this customer and should be substantially completed during 2007.

Chief Executive Officer James J. Leto’s son, Todd Leto, serves as Senior Vice President, Sales, a division of the Company’s Sales organization. During 2006, Todd Leto received a salary of $219,097, incentive of $154,781, and a bonus of $184,046; and in 2005, Todd Leto received a salary of $199,087, commissions of $32,187, and a bonus of $56,357. By agreement between the Company and James J. Leto, he does not participate in any decision making at GTSI with respect to Todd Leto’s performance or compensation.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following Report of the Audit Committee of the Board (the “Audit Committee”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference in any of those filings.

The Board adopted a written Audit Committee Guideline, a copy of which is posted on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). The Board and the Audit Committee believe that the Audit Committee members are and were at the time of the actions described in this report “independent” as independence is defined in NASDAQ Rule 4200(a)(15).

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm, Ernst & Young LLP to review and discuss significant accounting issues. The Audit Committee members have reviewed and discussed with the Company’s management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2006 and the prior period restatements included therein. Management advised the Audit Committee that all of the Company’s consolidated financial statements as of and for the year ended December 31, 2006 were prepared in accordance with U.S. generally accepted accounting principles and the Audit Committee discussed such financial statements with both management and Ernst & Young.

Prior to the commencement of the audit, the Audit Committee discussed with Company’s management and Ernst & Young the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with Ernst & Young firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee members’ review included discussion with Ernst & Young of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, issued by the Auditing Standard Board of the American Institute of Certified Public Accountants.

With respect to the Company’s independent registered public accounting firm, members of the Audit Committee, among other things, discussed with Ernst & Young matters relating to its independence, including the written disclosures and letter received by the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee). The Audit Committee reviewed and pre-approved the non-audit services described below provided by Ernst & Young. The Audit Committee has considered whether the provision by Ernst & Young of non-audit services to the Company is compatible with maintaining Ernst & Young’s independence and concluded it was compatible with maintaining the requisite independence.

The Audit Committee also works with the internal auditor that reports directly to the Audit Committee and the Chief Financial Officer.

Management determined that the Company was not an accelerated filer for its 2006 fiscal year since its float fell below the required threshold as of the last business day of its most recently completed second fiscal quarter. As a result, Management was not required to complete the documentation, testing and evaluation of the Company’s system of internal controls over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee, however, continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s remediation efforts with respect to the Company’s material weaknesses which were previously reported.

On the basis of the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Board approve the inclusion of the Company’s audited consolidated financial statements referred to above in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Audit Committee members for the year ended December 31, 2006:

Barry L. Reisig, Chairman
Joseph Keith Kellogg, Jr.
John Toups

AUDIT FEES

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young, LLP for 2006 and 2005.

	2006	2005
Audit Fees	$2,409,500[1]	$1,261,363[1]
Audit Related Fees	—	$—
Tax Fees	$37,250[2]	$80,900[2]
Total	$2,446,750	$1,342,263

[1]	Includes fees for audit of consolidated financial statements, audit of internal controls over financial reporting, quarterly reviews, [advisory services] related to Form S-8 registration statements, and advisory services related to certain accounting issues.

[2]	Includes fees for tax return preparation and tax consultation.

Effective May 6, 2003, GTSI was required to obtain pre-approval by our Audit Committee for all audit and permissible non-audit related fees incurred with our independent registered public accounting firm. The Audit Committee has adopted additional pre-approval policies and procedures. All audit and tax fees were approved in advance by the Audit Committee. When it is efficient to do so, we use third parties other than our auditors to perform non-audit work, such as tax work, on behalf of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the year ended December 31, 2006 was Ernst & Young LLP. The Board has not yet selected the independent registered public accounting firm for the Company’s year ending December 31, 2007. A representative of Ernst & Young LLP, who is expected to be present at the Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

ANNUAL REPORT

A copy of the Company’s 2006 Annual Report to Stockholders is being delivered to each stockholder as of the Record Date. The Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, is also available free of charge to all stockholders of record as of the Record Date by writing to the Company at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151-1010, Attention: Investor Relations.

OTHER MATTERS

The Company currently knows of no matters to be submitted at the Meeting other than those described herein. If any other matters properly come before the Meeting, the proxies will vote the Common Stock they represent as they deem advisable. The persons named as attorneys-in-fact in the proxies are officers of the Company.

By Order of the Board of Directors

Charles E. DeLeon
Secretary

Chantilly, Virginia
April 4, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

GTSI CORP.

May 3, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.			Election of Directors as a Class 1 director of the Company:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Joseph “Keith” Kellogg, Jr.
		¡	Daniel R. Young
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	Approval of Amendments to the 1996 Stock Incentive Plan.	☐	☐	☐

To approve amendments to the Company’s 1996 Stock Incentive Plan to increase by 1,000,000 the number of shares of Common Stock authorized for issuance thereunder and to authorize the award of stock appreciation rights.

3.	Other Business.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said Annual Meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND FOR APPROVAL OF PROPOSAL 2 ABOVE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.



THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

GTSI CORP.

2007 ANNUAL MEETING OF STOCKHOLDERS

          The undersigned stockholder(s) of GTSI Corp., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Company’s Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 4, 2007, and Annual Report for the fiscal year ended December 31, 2006, and hereby appoints James Leto and Charles E. De Leon, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at 10:00 A.M., local time, on May 3, 2007, at the Company’s headquarters located at 3901 Stonecroft Boulevard in Chantilly, Virginia, and at any adjournment(s) thereof, and to vote all Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth below and as more particularly described in the Company’s above-mentioned Proxy Statement:

(Continued and to be signed on the reverse side.)